UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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CAMPBELL SOUP COMPANY

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Campbell Soup Company
1 Campbell Place
Camden, New Jersey 08103-1799
856-342-4800

October 7, 2011

Notice of Annual Meeting of Shareowners

Hilton Stamford Hotel and Executive Meeting Center
One First Stamford Place
Stamford, CT 06902
Thursday, November 17, 2011
2:00 p.m. Eastern Time

AGENDA

1.	Elect 16 Directors.

2.	Ratify appointment of independent registered public accounting firm.

3.	Conduct an advisory vote on executive compensation.

4.	Conduct an advisory vote on the frequency of future advisory votes on executive compensation.

5.	Transact any other business properly brought before the meeting.

Shareowners of record at the close of business on September 19, 2011 are entitled to receive notice of the meeting and to vote. This year the Company has again decided to provide access to its proxy materials, including its annual report, to certain shareowners of record, depending upon the number of shares held by the shareowner and including certain Company savings plan participants, via the Internet instead of mailing those shareowners copies of the materials. The Company expects that this decision will reduce the amount of paper necessary to produce the materials, as well as the costs associated with mailing the materials to all shareowners. On or about October 7, 2011, the Company began mailing a Notice of Internet Availability of Proxy Materials (“e-proxy notice”) to certain shareowners of record and posted its proxy materials for those shareowners on the Web site referenced in the e-proxy notice (www.envisionreports.com/cpb). On or about October 7, 2011, the Company also began delivering the proxy statement and the accompanying proxy card to the remaining shareowners of record. If you do not own shares in your own name, you may access the Company’s Notice of Annual Meeting and Proxy Statement and its annual report, including the Form 10-K for the fiscal year ended July 31, 2011, at www.edocumentview.com/cpb.

Your vote is important. In order to have as many shares as possible represented, kindly CAST YOUR VOTE BY INTERNET OR PHONE OR SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED (see instructions on your proxy card or e-proxy notice).

By Order of the Board of Directors,

Kathleen M. Gibson
Vice President and Corporate Secretary

Important.

Please note that an admission ticket is required in order to attend the Annual Meeting. If you plan to attend, please request a ticket. If shares were registered in your name as of September 19, 2011, please check the appropriate box on your proxy card or when voting on the Internet, or indicate when prompted if voting by telephone. A ticket of admission will be forwarded to you. If your shares are held in the name of a broker or other nominee, please follow the instructions on page 60 to obtain an admission ticket. If you plan to attend the meeting, please bring government-issued photographic identification. You will need an admission ticket and this identification in order to be admitted to the meeting.

■	Denotes items to be voted on at the meeting.

Shareowners may receive copies of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2011, Code of Business Conduct and Ethics, Corporate Governance Standards, and the charters of the four standing committees of the Board of Directors, without charge, by:

(1)	writing to Investor Relations, Campbell Soup Company, 1 Campbell Place, Camden, NJ 08103-1799;
(2)	calling 1-800-840-2865; or
(3)	e-mailing the Company’s Investor Relations Department at investorrelations@campbellsoup.com.
These documents are also available on the Company’s Web site at www.campbellsoupcompany.com.

Shareowners may elect to receive future distributions of annual reports and proxy statements by electronic delivery and vote Campbell shares on-line. To take advantage of this service you will need an electronic mail (e-mail) account and access to an Internet browser. To enroll, go to the investor center section on www.campbellsoupcompany.com and click on “E-Delivery of Materials.” If your shares are registered in your name, you will be asked to enter your account number, which is printed on your dividend check or Dividend Reinvestment Statement. If your shares are held by a broker, you will need your account number with the broker.

Item 1

Election of Directors

Your Board of Directors Recommends a Vote “For” ALL Nominees

The Board of Directors of the Company, pursuant to the By-Laws, has determined that the number of directors of the Company shall be 16. The directors are to be elected to hold office until the next Annual Meeting of the Shareowners and until their successors are elected and shall have qualified. Directors are elected by a plurality of the votes cast.

The Governance Committee is responsible for investigating, reviewing and evaluating the qualifications of candidates for membership on the Board and for assessing the contributions and performance of directors eligible for re-election. It is also responsible for recommending director nominees for approval by the Board and nomination for election at the Annual Meeting of Shareowners.

Director Qualifications

The Governance Committee believes that a nominee for election to the Campbell Board should, at minimum:

•	be a person of the highest integrity;

•	have the ability to exercise independent judgment;

•	be committed to act in the best interest of all shareowners;

•	abide by exemplary standards of business and professional conduct;

•	have the skills and judgment to discharge the duties and responsibilities of a director;

•	be willing and able to devote the proper time and attention to fulfill the responsibilities of a director;

•	have no conflicts of interest arising from other relationships or obligations; and

•	have the ability to provide active, objective and constructive input at meetings of the Board and committees.

In addition, the Committee believes that, collectively, the Board should reflect appropriate diversity of thought, background and experience, and include directors who are:

•	reasonably sophisticated about the duties and responsibilities of directors of a public company;

•	knowledgeable about the consumer products industry, business operations, marketing, finance and accounting;

•	respected in the business community;

•	knowledgeable about general economic trends; and

•	knowledgeable about the standards and practices of good corporate governance.

All candidates considered by the Governance Committee for potential recommendation to the Board as director nominees are evaluated in light of the minimum qualifications listed above. When vacancies occur, the Governance Committee also reviews the overall composition of the Board to determine whether the addition of a director with one or more of the additional skills or qualities listed above would be desirable to enhance the effectiveness of the Board, and whether candidates with other specific experience or expertise should be sought at that particular time.

Director Nominees

Fifteen of the current directors are standing for re-election. Under the Company’s Corporate Governance Standards, a director may not stand for re-election if he or she would be age 72 or older at the time of election. Harvey Golub has reached the mandatory retirement age and will retire on November 17, 2011. In September 2011, the Governance Committee recommended, and the Board approved, Tracey T. Travis as a director nominee in accordance with the selection process described on page 19. Ms. Travis has consented to her nomination to the Board.

All of the nominees are independent directors, except Ms. Morrison and Mr. van Beuren. If a nominee becomes unable or unwilling to serve, proxies will also be voted for election of such person as shall be designated by the Board of Directors. Management knows of no reason why any nominee shall be unable or unwilling to serve. Except as otherwise specified in the proxy, proxies will be voted for election of the nominees named below.

Biographical information on the experience, qualifications and skills of the director nominees is included below.

Edmund M. Carpenter
Edmund M. Carpenter, 69, was elected to the Board of Directors in 1990. He is Chairman of the Finance and Corporate Development Committee and also currently serves on the Compensation and Organization Committee. He is an Operating Partner at Genstar Capital, LLC, a middle-market private equity firm that focuses on investments in industrial technology, life sciences, healthcare services, software and business services.

Mr. Carpenter brings to the Board extensive knowledge of organizational and operational management, as well as board leadership experience and financial expertise. From 1998 until his retirement in December 2006, he served as President and Chief Executive Officer of Barnes Group, Inc. Prior to joining Barnes, he was a Senior Managing Director of Clayton Dubilier & Rice. From 1988 to 1995, he was the Chairman and Chief Executive Officer of General Signal Corporation. Earlier in his career, Mr. Carpenter was President, Chief Operating Officer, and a Director of ITT Corporation. During his seven-year association with ITT, he served as Vice President and Group Executive for ITT Automotive Products — Worldwide and as President and Chief Executive of ITT Industrial Technology Corporation.

Other Public Company Board Service (2006-Present)

Altra Holdings, Inc. (2007 to present)
Barnes Group, Inc. (1998 to 2006)
Dana Holding Corporation (formerly Dana Corporation — 1991 to 2006)

Paul R. Charron
Paul R. Charron, 69, was elected to the Board of Directors in 2003 and became non-executive Chairman of the Board in 2009. He is currently a Senior Advisor at Warburg Pincus, a private equity firm.

Mr. Charron has a wealth of experience as a board leader and as a seasoned executive of global consumer product companies. In 1995 he became President and Chief Executive Officer of Liz Claiborne Inc., having served for the previous year as Vice Chairman and Chief Operating Officer. He was elected Chairman of that company in May 1996 and retired as Chairman and Chief Executive Officer in 2006.

Earlier in his career, Mr. Charron was Executive Vice President of VF Corporation, a large publicly held apparel manufacturer. Before joining VF in 1988, he served as President and Chief Operating Officer of Brown & Bigelow, a Minnesota-based promotional products firm. He also served as Senior Vice President, sales and marketing at Cannon Mills Company, and held marketing management positions at General Foods Corporation. Mr. Charron began his business career in the brand management organization at Procter & Gamble.

Other Public Company Board Service (2006-Present)

Liz Claiborne Inc. (1994 to 2006)

Bennett Dorrance
Bennett Dorrance, 65, was elected to the Board of Directors in 1989. Mr. Dorrance is Co-Chair of the Governance Committee and serves on the Compensation and Organization Committee. He is Managing Director and a co-founder of DMB Associates, a real estate development firm headquartered in Phoenix, Arizona, which specializes in large master planned communities, and is also a director of several privately held corporations and partnerships.

In addition to his expertise in real estate development and operational management, Mr. Dorrance has extensive knowledge of Campbell Soup Company’s history, organization and culture. As a major shareowner, a descendent of the Company’s founder, and a director who has served on the Board for 22 years, he brings the perspective of a long-term, highly committed shareowner to the deliberations and decisions of the Board.

Other Public Company Board Service (2006-Present)

Insight Enterprises, Inc. (2004 to present)

Lawrence C. Karlson
Lawrence C. Karlson, 68, was elected to the Board of Directors in 2009. He serves on the Audit Committee and the Finance and Corporate Development Committee. He is currently an independent consultant for industrial and technology companies.

Mr. Karlson has broad management, operational and leadership experience, both from his business career and from his service on the boards of numerous private and public companies in the United States and Europe. He was the Chairman and Chief Executive Officer of Berwind Financial Corporation from 2001 to 2004. Mr. Karlson began his career at Fisher & Porter Co., where he served in various positions of increasing responsibility, including Director and President of U.S. Operations. In 1983, Mr. Karlson formed Nobel Electronics, an instruments manufacturing company that subsequently merged with Pharos AB, where he served as a director and became President and Chief Executive Officer. In 1990 Pharos acquired Spectra Physics. He served the successor company, Spectra Physics AB, as director and non-executive Chairman until his retirement.

Other Public Company Board Service (2006-Present)

CDI Corp. (1989 to present)
H & E Equipment Services, Inc. (2005 to present)
Mikron Infrared Company, Inc. (2000 to 2007)

Randall W. Larrimore
Randall W. Larrimore, 64, was elected to the Board of Directors in 2002. He is Co-Chair of the Governance Committee and also serves on the Audit Committee. He is currently a director of Olin Corporation, where he is Chair of the Governance Committee and a member of the Audit and Compensation Committees.

Mr. Larrimore brings to Campbell strong management expertise, business acumen, board experience and considerable knowledge of consumer marketing and the packaged goods industry. From 2003 to 2005, he was non-executive Chairman of Olin Corporation. From 1997 to 2002, he served as President and Chief Executive Officer and a director of United Stationers, Inc., a wholesaler and distributor of office products. Prior to joining United Stationers, Mr. Larrimore was President and Chief Executive Officer of MasterBrand Industries, Inc., a subsidiary of Fortune Brands, Inc. He also served as Chairman and CEO of the Master Lock Company and Chairman of Moen Incorporated. He was President of Beatrice Home Specialties from 1983 until 1988 (prior to its acquisition by Fortune Brands), and held executive positions at PepsiCo, including the position of President of Pepsi-Cola Italy. Earlier in his career, Mr. Larrimore was a senior consultant with McKinsey & Company and worked in brand management with Richardson-Vicks, now a part of Procter & Gamble.

Other Public Company Board Service (2006-Present)

Olin Corporation (1997 to present)

Mary Alice Dorrance Malone
Mary Alice Dorrance Malone, 61, was elected to the Board of Directors in 1990, and currently serves on the Finance and Corporate Development Committee and the Governance Committee. Ms. Malone is President of Iron Spring Farm, Inc., horse breeding and performance centers in Coatesville, Pennsylvania, and Ocala, Florida, which she founded in 1976.

Ms. Malone is an entrepreneur, and a private investor and officer of several private companies. She also serves on the boards of several non-profit organizations and actively participates in various philanthropic organizations. As a descendant of the founder of the Company, a major shareowner, and a director with more than 20 years of service, Ms. Malone brings to the Board extensive knowledge of the Company’s history, organization and culture, and the perspective of a long-term, highly committed shareowner.

Other Public Company Board Service (2006-Present)

None

Sara Mathew
Sara Mathew, 56, was elected to the Board of Directors in 2005, and serves on the Audit Committee and Compensation and Organization Committee. Since July 2010, she has served as Chairman of the Board and Chief Executive Officer of The Dun & Bradstreet Corporation.

Ms. Mathew brings to Campbell valuable insight and experience in global business and financial matters. Before assuming her current role at Dun & Bradstreet, she served as President and Chief Executive Officer from January 2010 to July 2010; President and Chief Operating Officer from 2007 to 2009; President, U.S. from 2006 to 2007; President, International in 2006; and Chief Financial Officer from 2001 to 2007. In her preceding 18-year career at Procter & Gamble, she held a number of executive positions, including Vice President of Finance with responsibility for Australia, Asia and India, and a series of finance and marketing positions, including Assistant Treasurer and Director of Investor Relations, Comptroller for the Paper Products division, and Comptroller and Chief Financial Officer of the Global Baby Care business unit.

Other Public Company Board Service (2006-Present)

The Dun & Bradstreet Corporation (2008 to present)

Denise M. Morrison
Denise M. Morrison, 57, was elected President and Chief Executive Officer of Campbell Soup Company, effective August 1, 2011. She was elected to the Board of Directors as of October 1, 2010.

Ms. Morrison has over 35 years of experience in the consumer packaged goods industry. She joined Campbell in April 2003 as Senior Vice President and President-Global Sales/Chief Customer Officer, and was appointed President of Campbell USA in 2005. She served as Senior Vice President and President of North America Soup, Sauces and Beverages from October 2007 until September 2010 and as Executive Vice President and Chief Operating officer from October 2010 until assuming her current role. From 1995 to 2003, she was employed by Kraft Foods and Nabisco, serving most recently as Executive Vice President and General Manager of Kraft Foods’ Snacks and Confections divisions. Ms. Morrison began her career at Procter & Gamble in 1975, and later worked at PepsiCo in trade and business development, and at Nestle USA, where she held senior marketing and sales positions.

Other Public Company Board Service (2006-Present)

The Goodyear Tire and Rubber Company (2005 to April 2011)

William D. Perez
William D. Perez, 63, was elected to the Board of Directors in 2009. Mr. Perez serves on the Audit Committee and the Governance Committee. He is currently a Senior Advisor with Greenhill & Co., Inc.

Mr. Perez has significant experience in the global consumer products businesses and board leadership. In December 2008, he retired as President and Chief Executive Officer of the Wm. Wrigley Jr. Company, a leading global confectioner and the world’s largest manufacturer and marketer of chewing gum, where he was the first person outside of the Wrigley family to serve as CEO. Before joining Wrigley, Mr. Perez was President and Chief Executive Officer of Nike, Inc. He previously spent 34 years with S.C. Johnson & Son, Inc., a multi-billion dollar privately-held global consumer products company, including eight years as President and Chief Executive Officer.

Other Public Company Board Service (2006-Present)

Johnson & Johnson Company (2007 to present)
Kellogg Company (2000 to 2006)
Nike, Inc. (2004 to 2006)
Whirlpool Corporation (2009 to present)
Wm. Wrigley Jr. Company (2006 to 2008)

Charles R. Perrin
Charles R. Perrin, 66, was elected to the Board of Directors in 1999. Mr. Perrin is Chairman of the Compensation and Organization Committee and also serves on the Audit Committee. He has been the non-executive Chairman of Warnaco Group, Inc., since March 2004.

Mr. Perrin brings to the Board substantial experience in and perspective on consumer marketing, business operations and the packaged goods industry. In January 1998 he joined Avon Products, Inc. as Vice Chairman and Chief Operating Officer, and served as Chief Executive Officer of that company from June 1998 to November 1999. From 1994 to 1996, he was Chairman and Chief Executive Officer of Duracell International, Inc. He joined Duracell in 1985 as President of Duracell USA, and later held a number of other executive positions, including President and Chief Operating Officer of Duracell International, Inc. from 1992 to 1994. He previously worked at Cheeseborough-Ponds, Inc., where he held a series of sales, marketing and general management positions and served as President of the Packaged Food Division. Mr. Perrin began his business career at General Foods Corporation.

Other Public Company Board Service (2006-Present)

Warnaco Group, Inc. (2004 to present)

A. Barry Rand
A. Barry Rand, 66, was elected to the Board of Directors in 2005, and serves on the Compensation and Organization Committee and the Finance and Corporate Development Committee. In April 2009, Mr. Rand was elected Chief Executive Officer of AARP, the nation’s largest non-profit and advocacy organization. He is also Chairman of the Board of Trustees of Howard University.

Mr. Rand brings to the Company’s Board a strong mix of organizational and operational management skills and board leadership experience. From 2003 to 2005, he was the Chairman of Aspect Communications, a leading provider of enterprise customer contact center solutions. During the same period, he also served as Chairman and Chief Executive Officer of Equitant, which manages the order-to-cash process for Fortune 500 companies. Mr. Rand was Chairman and Chief Executive Officer of Avis Group Holdings, Inc. from 1999 to 2001. He completed his previous 30-year executive career with Xerox Corporation ending as Executive Vice President of Worldwide Operations.

Other Public Board Service (2006-Present)

Agilent Technologies, Inc. (2000 to present)

Nick Shreiber
Nick Shreiber, 62, was elected to the Board of Directors in 2009, and serves on the Finance and Corporate Development Committee and the Governance Committee. Mr. Shreiber currently advises and coaches executives of international companies on issues relating to strategy, leadership and organization.

Mr. Shreiber brings strong international and operational experience to the Board, with more than 30 years of senior leadership experience in both line management and management consulting. In 2005 he completed an 18-year career at Tetra Pak Group, a world leader in packaging and processing solutions for food, during the last five of which he served as President and Chief Executive Officer. He previously was a partner with McKinsey & Co., where he spent eight years with engagement responsibility for major clients in Europe and Latin America in diverse industrial and service sectors.

Other Public Company Board Service (2006-Present)

Radiant Systems, Inc. (March 2011 to August 2011)

Tracey T. Travis
Tracey T. Travis, 49, is a new nominee to the Campbell Board of Directors. Since 2005, she has been Senior Vice President of Finance and Chief Financial Officer at Ralph Lauren Corporation, with responsibility for worldwide corporate finance and oversight of investor relations and information technology.

Ms. Travis possesses valuable business experience and particular strength in the areas of financial management and reporting, brand building and operational management. Before assuming her current role at Ralph Lauren Corporation, she served as Senior Vice President of Finance for Limited Brands, Inc. from 2002 to 2004 with responsibility for operational finance for all divisions. From 2001 to 2002, she was Chief Financial Officer of Intimate Brands, Inc., a division of Limited Brands. Ms. Travis served as Chief Financial Officer of the Beverage Can Americas Group of American National Can from 1999 to 2001, and held various management positions at PepsiCo and Pepsi Bottling Group from 1989 to 1999, including Group Manager — Marketing Planning, Chief Financial Officer — Michigan Business Unit and General Manager — Market Unit. She began her career as an engineer with General Motors Corporation in 1983 and went on to work in various financial roles.

Other Public Company Board Service (2006-Present)

Jo-Ann Stores, Inc. (2003 to March 2011)

Archbold D. van Beuren
Archbold D. van Beuren, 54, was elected to the Board of Directors in 2009. Mr. van Beuren serves on the Finance and Corporate Development Committee.

Mr. van Beuren brings to the Board wide-ranging skills in operational management and extensive knowledge of the Company, its customers, its products and the food industry. He began his 26-year career with Campbell in 1983 as an Associate Marketing Manager and served in various positions of increasing responsibility, including President of Godiva Chocolatier; President of a division responsible for the North America Foodservice business and the Company’s Canadian, Mexican and Latin American businesses; and Senior Vice President and President — Global Sales and Chief Customer Officer from 2007 until his retirement from Campbell in October 2009. Mr. van Beuren began his career as an analyst with Belden & Associates Investments in 1979 and in 1980 moved to Triton Press, where he was Manager of Sales and Marketing.

Mr. van Beuren is on the board of Bissell Company, Inc. He is a descendant of the founder of the Company.

Other Public Company Board Service (2006-Present)

None

Les C. Vinney
Les C. Vinney, 62, was elected to the Board of Directors in 2003. He is Chairman of the Audit Committee and also serves on the Governance Committee. Mr. Vinney retired as President and CEO of STERIS Corporation in 2007, and served on the Board of the Federal Reserve Bank of Cleveland from 2005 through 2010.

Mr. Vinney brings to the Board extensive experience and perspective in the areas of accounting, finance and business operations. After joining STERIS Corporation in 1999 as Senior Vice President and Chief Financial Officer, he was elected President and Chief Executive Officer of that company from 2000 to 2007. From 2007 to 2009, Mr. Vinney served as a Senior Advisor to STERIS. Prior to joining STERIS, Mr. Vinney worked at Goodrich Corporation, which he joined in 1991 as Vice President of Finance — Specialty Chemicals and where he held successive executive positions until his election as Senior Vice President and Chief Financial Officer in 1998. Prior to joining Goodrich, Mr. Vinney held a number of senior operating and financial management positions with Engelhard Corporation. He began his career at Exxon Corporation in 1972 in financial management.

Other Public Company Board Service (2006-Present)

Patterson Companies, Inc. (2008 to present)
STERIS Corporation (2000 to 2007)

Charlotte C. Weber
Charlotte C. Weber, 68, was elected to the Board of Directors in 1990. Ms. Weber serves on the Compensation and Organization Committee and the Governance Committee. She is a private investor and President and Chief Executive Officer of Live Oak Properties, a privately-held real estate management company.

Ms. Weber serves as the president of several private entities and also actively participates in various philanthropic organizations that assist educational and cultural institutions. As a descendant of the founder of the Company and a major shareowner, she brings to the Board a valuable perspective as a long-term investor with extensive knowledge of the Company’s historical development, organization, governance and culture.

Other Public Company Board Service (2006-Present)

None

Security Ownership of Directors and Executive Officers

The following table sets forth information regarding beneficial ownership as of the record date (except where otherwise indicated) of Campbell’s Capital Stock by each director and director nominee, by each of the named executive officers identified in the Fiscal 2011 Summary Compensation Table included in this proxy statement, and by all directors and executive officers as a group. The table also sets forth Campbell stock units credited to each individual’s deferred compensation account upon deferral of previously earned compensation and/or pending awards of restricted stock units. Additional stock units are credited to the deferred accounts to reflect the accrual of dividends. The individuals are fully at risk as to the value of the Campbell stock units in their deferred accounts. The table also includes unvested, non-deferred restricted share units granted to executives under the Company’s Long-Term Incentive Program. Stock units in deferred accounts and unvested restricted share units granted under the Long-Term Incentive Program do not carry voting rights, but the individuals do have a pecuniary interest in these units.

					Number of
				Number of	Restricted
	Number of		Total	Campbell Stock	Share
	Shares	Vested Options	Beneficial(a)	Units Deferred	Units	Total
Edmund M. Carpenter	26,601	60,536	87,137	16,220	0	103,357
Paul R. Charron	12,315	28,516	40,831	23,010	0	63,841
Bennett Dorrance(b)	46,305,127	82,085	46,387,212	22,046	0	46,409,258
Harvey Golub	7,763	105,495	113,258	111,101	0	224,359
Lawrence C. Karlson	7,981	0	7,981	0	0	7,981
Randall W. Larrimore	21,794	36,651	58,445	0	0	58,445
Mary Alice D. Malone(c)	54,174,077	42,476	54,216,553	44,684	0	54,261,237
Sara Mathew	0	10,336	10,336	29,074	0	39,410
Denise M. Morrison	97,591	168,400	265,991	23,297	135,643	424,931
William D. Perez	13,030	0	13,030	0	0	13,030
Charles R. Perrin	10,100	42,476	52,576	30,755	0	83,331
A. Barry Rand	0	10,336	10,336	16,643	0	26,979
Nick Shreiber	10,431	0	10,431	0	0	10,431
Tracey T. Travis	0	0	0	0	0	0
Archbold D. van Beuren(d)	20,804,425	0	20,804,425	21,577	0	20,826,002
Les C. Vinney	28,765	23,790	52,555	0	0	52,555
Charlotte C. Weber(e)	13,817,572	42,476	13,860,048	27,307	0	13,887,355
Mark R. Alexander	61,491	0	61,491	8,356	92,634	162,481
Douglas R. Conant(f)	156,437	2,019,695	2,176,132	906,566	521,616	3,604,314
Ellen Oran Kaden	147,992	262,150	410,142	51,573	153,492	615,207
B. Craig Owens	27,541	0	27,541	5,325	167,924	200,790
*TOTAL	135,962,447	3,279,405	139,241,852	1,646,687	1,532,487	142,421,026

*	All directors, director nominees, named executive officers and other executive officers as a group (27 persons) own 42.7% of the outstanding shares

(a)	The shares shown include shares of Campbell stock as to which directors and executive officers can acquire beneficial ownership because of stock options that are currently vested. All persons listed own less than 1% of the Company’s outstanding shares of capital stock, except:

% of Outstanding
Shares

Bennett Dorrance	14.5%
Mary Alice D. Malone	16.9%
Archbold D. van Beuren	6.5%
Charlotte C. Weber	4.3%

(b)	Bennett Dorrance is a grandson of John T. Dorrance (the founder of the Company), the brother of Mary Alice D. Malone, and a first cousin of Charlotte C. Weber. Share ownership shown includes 33,569,355 shares that are pledged to banks as collateral for loans. Share ownership shown does not include 1,105,142 shares held by trusts for his children, as to which shares he disclaims beneficial ownership. Share ownership shown also does not include shares held by the Dorrance Family Foundation. See also “Principal Shareowners” below.

(c)	Mary Alice D. Malone is a granddaughter of John T. Dorrance, the sister of Bennett Dorrance and a first cousin of Charlotte C. Weber. Share ownership shown does not include 80,266 shares held by trusts for her children, as to which shares she disclaims beneficial ownership. See also “Principal Shareowners” below.

(d)	Archbold D. van Beuren is a great grandson of John T. Dorrance. Share ownership shown includes 19,913,644 shares held by the Voting Trust (defined in “Principal Shareowners” below) as of September 19, 2011 over which he, as a Voting Trustee, has shared voting power. Share ownership shown also includes 890,781 shares over which he has sole voting and dispositive power. Share ownership does not include 180,000 shares held by a trust for his wife, as to which shares he disclaims beneficial ownership. See also “Principal Shareowners” below.

(e)	Charlotte C. Weber is a granddaughter of John T. Dorrance and a first cousin of Bennett Dorrance and Mary Alice D. Malone. Share ownership shown includes 13,770,708 shares held indirectly and for which she has shared voting and dispositive power. Share ownership shown also includes 1,820,000 shares that are pledged to a bank as security for a revolving credit loan.

(f)	Share ownership information for Douglas R. Conant is as of July 31, 2011, the last date on which he served as President and Chief Executive Officer and as a Director of Campbell Soup Company and the last date on which he was an executive officer of the Company.

Security Ownership of Certain Beneficial Owners

At the close of business on September 19, 2011, the record date for the meeting, there were outstanding and entitled to vote 320,250,424 shares of Campbell Capital Stock, all of one class and each having one vote. The holders of a majority of the shares outstanding and entitled to vote, present in person or represented by proxy, constitute a quorum for the meeting.

Principal Shareowners

Information concerning the owners of more than 5% of the outstanding Campbell Capital Stock as of the record date for the meeting follows:

		Percent of
	Amount/Nature of	Outstanding
Name/Address	Beneficial Ownership	Stock

Bennett Dorrance DMB Associates 7600 E. Doubletree Ranch Road Scottsdale, AZ 85258	46,305,127(1)	14.5%

Mary Alice D. Malone Iron Spring Farm, Inc. 75 Old Stottsville Road Coatesville, PA 19320	54,174,077(2)	16.9%

John A. van Beuren, Archbold D. van Beuren and David C. Patterson, Voting Trustees under the Major Stockholders’ Voting Trust dated as of June 2, 1990 (“Voting Trust”) and related Persons P.O. Box 545 Boca Grande, FL 33921(4)	24,433,997(3)	7.6%

(1)	A director nominee. See note (b) on page 12.

(2)	A director nominee. See note (c) on page 12.

(3)	Archbold D. van Beuren is a director nominee. See note (d) on page 12.

Total disclosed above is as of September 19, 2011 and includes 19,913,644 shares (6.2% of the outstanding shares) held by the Voting Trust and 4,520,353 shares held outside the Voting Trust by Voting Trust participants or by persons related to them, for a total of 24,433,997 shares (7.6% of the outstanding shares).

Participants in the Voting Trust have certain rights to withdraw shares deposited with the Voting Trustees, including the right to withdraw these shares prior to any annual or special meeting of the Company’s shareowners. Dispositive power as used above means the power to direct the sale of the shares; in some cases it does not include the power to direct how the proceeds of a sale can be used. The Voting Trust was formed by certain descendants (and spouses, fiduciaries and a related foundation) of the late John T. Dorrance. The participants have indicated that they formed the Voting Trust as a vehicle for acting together as to matters which may arise affecting the Company’s business, in order to obtain their objective of maximizing the value of their shares. The Voting Trustees will act for participants in communications with the Company’s Board of Directors. Participants believe the Voting Trust may also facilitate communications between the Board and the participants.

(4)	Under the Voting Trust Agreement, all shares held by the Voting Trust will be voted by the Voting Trustees, whose decision must be approved by two of the three Voting Trustees. The Voting Trust continues until December 31, 2013, unless it is sooner terminated or extended.

Unless otherwise noted, the foregoing information relating to Principal Shareowners is based upon the Company’s stock records and data supplied to the Company by the holders as of the record date for the meeting.

Corporate Governance

The Board of Directors is responsible for overseeing the business of the Company, and the competence and integrity of its management, to serve the long-term interests of the shareowners. The Board believes that sound corporate governance is essential to diligent and effective fulfillment of its oversight responsibilities.

Corporate Governance Standards

Campbell first published Corporate Governance Standards in its proxy statement in 1992. The Company’s current Corporate Governance Standards appear in Appendix A. Also set forth in Appendix A are procedures by which interested persons can communicate concerns to the Board of Directors and the Audit Committee.

Director Independence

A statement of standards that the Board has adopted to assist it in evaluating the independence of Campbell directors is set forth in Appendix A, and appears in the governance section of the Company’s Web site at www.campbellsoupcompany.com. The Standards for the Determination of Director Independence (the “Standards”) describe various types of relationships that could potentially exist between a director and the Company, and define the thresholds at which such relationships would be deemed material. The Board will deem a director to be independent if (i) no relationship exists that would disqualify the director under the guidelines set forth in paragraphs 1 and 2 of the Standards, and (ii) the Board has determined, based on all relevant facts and circumstances, that any other relationship between the director and the Company, not covered by paragraphs 1 and 2 of the Standards, is not material. In any case in which the Board makes the latter determination, the relationship will be disclosed in the proxy statement, along with the basis for the Board’s conclusion that it is not material.

The Board has determined that no relationship exists between the Company and any nominee for director listed in this proxy statement, except Ms. Morrison and Mr. van Beuren, which would influence or impair the nominee’s independence as a director. Mr. van Beuren served as an executive officer of the Company until October 2009. Each of the following directors and director nominees is independent under the rules of the New York Stock Exchange and the Standards set forth in Appendix A:

Edmund M. Carpenter	Sara Mathew
Paul R. Charron	William D. Perez
Bennett Dorrance	Charles R. Perrin
Harvey Golub	A. Barry Rand
Lawrence C. Karlson	Nick Shreiber
Randall W. Larrimore	Tracey T. Travis
Mary Alice D. Malone	Les C. Vinney
Charlotte C. Weber

Board Leadership Structure

Campbell has a longstanding tradition of separating the roles of Chairman of the Board and Chief Executive Officer. The Board continues to believe that this is the most appropriate leadership structure for the Company. The principal responsibility of the Chief Executive Officer is to manage the business. The principal responsibilities of the Chairman of the Board are to manage the operations of the Board of Directors and its committees and provide counsel to the Chief Executive Officer on behalf of the Board.

Board Committee Structure

Pursuant to the By-Laws, the Board had established four standing committees as of the record date: the Audit Committee, the Compensation and Organization Committee, the Finance and Corporate Development Committee and the Governance Committee. Each of the standing committees has a charter that is reviewed annually by that committee. Proposed changes to the charter of any standing committee are reviewed by the Governance Committee and approved by the Board. The committee charters are available in the governance section of the Company’s Web site at www.campbellsoupcompany.com.

All members of the Audit Committee, the Compensation and Organization Committee and the Governance Committee are independent directors as defined by the rules of the New York Stock Exchange and the Standards set forth in Appendix A. All members of the Audit Committee also satisfy the independence requirements for audit committee members set forth in the SEC rules.

Membership in the standing committees as of the record date, September 19, 2011, was as follows:

Compensation
Audit	and Organization

Les C. Vinney, Chair*	Charles R. Perrin, Chair
Lawrence C. Karlson	Edmund M. Carpenter
Randall W. Larrimore	Bennett Dorrance
Sara Mathew	Harvey Golub
William D. Perez	Sara Mathew
Charles R. Perrin	A. Barry Rand
Charlotte C. Weber

Finance and
Corporate Development	Governance

Edmund M. Carpenter, Chair	Bennett Dorrance, Co-chair
Harvey Golub	Randall W. Larrimore, Co-chair
Lawrence C. Karlson	Mary Alice D. Malone
Mary Alice D. Malone	William D. Perez
A. Barry Rand	Nick Shreiber
Nick Shreiber	Les C. Vinney
Archbold D. van Beuren	Charlotte C. Weber

*	The Board has determined that Les C. Vinney is an audit committee financial expert as defined by the SEC rules.

The principal responsibilities of the standing committees, and the number of meetings held by each committee in fiscal 2011, were as follows:

Audit Committee	10 meetings in fiscal 2011

●	Evaluates the performance of and selects the Company’s independent registered public accounting firm, subject only to ratification by the shareowners;

●	Reviews the scope and results of the audit plans of the independent registered public accounting firm and the internal auditors;

●	Oversees the adequacy and effectiveness of the Company’s internal controls and disclosure controls and procedures;

●	Reviews the performance and resources of the internal audit function, which reports directly to the Audit Committee;

●	Confers independently with the internal auditors and the independent registered public accounting firm;

●	Reviews the Company’s financial reporting and accounting principles and standards and the audited financial statements to be included in the annual report;

●	Reviews the Company’s quarterly financial results and related disclosures;

●	Approves all permissible non-audit services to be performed by the independent registered public accounting firm and all relationships that the independent registered public accounting firm has with the Company;

●	Determines the appropriateness of fees for audit and non-audit services performed by the independent registered public accounting firm; and

●	Reviews the Company’s compliance and ethics program and Code of Business Conduct and Ethics.

Compensation and Organization Committee	7 meetings in fiscal 2011

●	Conducts an annual performance evaluation of the Chief Executive Officer by all independent directors;

●	Determines and approves the salary and incentive compensation, including bonus and performance restricted stock, for the Chief Executive Officer, with input from the other independent directors;

●	Reviews and approves the salaries and incentive compensation for senior executives;

●	Reviews and approves the short-term and long-term incentive compensation programs, including the performance goals;

●	Reviews the executive salary structure and the apportionment of compensation among salary and short-term and long-term incentive compensation;

●	Reviews and approves the total incentive compensation to be allocated annually to employees;

●	Reviews and recommends to the Board significant changes in the design of employee benefit plans;

●	Reviews major organizational changes; and

●	Reviews executive organization and principal programs for executive development, and annually reports to the Board on management development and succession planning.

For a discussion of the process by which the Compensation and Organization Committee determines executive compensation and the roles of executive officers and the Committee’s independent compensation consultant in determining executive compensation in fiscal 2011, see “Corporate Governance of Executive Compensation” on page 24.

Finance and Corporate Development Committee	6 meetings in fiscal 2011

●	Reviews and recommends to the Board all issuances, sales or repurchases of equity and long-term debt;

●	Reviews and recommends changes in the Company’s capital structure;

●	Reviews and recommends the financing plan, dividend policy, capital budget and capital expenditure program;

●	Reviews and recommends acquisitions, divestitures, joint ventures, partnerships or combinations of business interests;

●	Reviews financial risks and the Company’s principal policies, procedures and controls with respect to investment and derivatives, foreign exchanges and hedging transactions;

●	Recommends proposed appointments to the Administrative Committee of the Company’s 401(k) savings plan and pension plans; and

●	Oversees the administration and the investment policies and practices of the Company’s 401(k) saving plan and pension plans.

Governance Committee	6 meetings in fiscal 2011

Reviews and makes recommendations to the Board regarding:

●	The organization and structure of the Board;

●	Qualifications for director candidates;

●	Candidates for election to the Board;

●	Evaluation of the Chairman’s performance;

●	Candidates for the position of Chairman of the Board;

●	Chairpersons and members for appointment to the Board Committees;

●	Remuneration for Board members who are not employees; and

●	The role and effectiveness of the Board, the respective Board Committees and the individual directors in the Company’s corporate governance process.

The Governance Committee determines the amount and design of all compensation provided to non-employee directors. The Senior Vice President-Law and Government Affairs and the Vice President and Corporate Secretary make recommendations to the Governance Committee regarding changes to the director compensation program. The Governance Committee also reviews any transaction with a related person, in accordance with the Board’s policy concerning such transactions.

The Governance Committee seeks potential nominees for Board membership in various ways and will consider suggestions submitted by shareowners. See pages 19 and 20 regarding the procedures for submitting nominee information.

Actions taken by any of the standing committees are reported to the Board. Generally, all members of the Board receive copies of the minutes of all committee meetings and copies of the materials distributed in advance of the meetings for all of the committees.

Compensation and Organization Committee Interlocks and Insider Participation

There are no Compensation and Organization Committee interlocks and all members of the Committee are independent.

Evaluations of Board Performance

Since 1995, the Board’s Governance Committee has led annual evaluations of Board performance. The evaluation process is designed to facilitate ongoing, systematic examination of the Board’s effectiveness and accountability, and to identify opportunities for improving its operations and procedures.

In accordance with the requirements of the Corporate Governance Listing Standards of the New York Stock Exchange, in 2011, the Board completed an evaluation process focusing on the effectiveness of the performance of the Board as a whole, and each standing committee conducted a separate evaluation of its own performance and of the adequacy of its charter. The Governance Committee designed and coordinated the Board evaluation and reported on its results. Each committee also reported to the Board on the results of its annual self-evaluation.

In the Board evaluation process, each non-employee director completed an evaluation form that solicited directors’ comments and numerical ratings on 30 questions relating to the qualifications and responsibilities of directors, the effectiveness of Board and committee operations, and the oversight of management. Following review and discussion of a composite report by the Governance Committee, its Co-Chairs presented a report to the Board that provided recommendations to enhance Board effectiveness based upon the responses received in this process.

In the committee evaluation process, the members of each standing committee completed an evaluation form that elicited numerical ratings of, and written comments on, the appropriateness of the committee’s charter and the adequacy of the written materials distributed in advance of meetings, the time available for discussion of important policy matters, and the manner in which specific committee responsibilities were discharged. Following discussion of a composite report within each committee, the chair of the committee reported to the Board regarding its overall findings and recommendations to improve committee operations.

Director Continuing Education

Since fiscal 2005, the Company has maintained a formal program of continuing education for directors. In September 2010, the Governance Committee revised the program and established the expectation that each Director complete a total of 16 hours of director continuing education over the course of two years through a combination of Company-sponsored courses or events, in-person or online director education programs sponsored by outside parties, online training courses offered as part of the Company’s compliance training program for employees and certain other educational experiences as may be approved by the Governance Committee from time to time. In fiscal 2011, directors participated in Company-sponsored sessions on business-related topics, and also participated in courses provided by outside parties covering various governance matters and issues of concern to audit and compensation committee members.

Board Oversight of Enterprise Risk

In accordance with New York Stock Exchange Corporate Governance Listing Standards, the Audit Committee charter assigns to that committee the responsibility to review the Company’s policies and practices with respect to risk assessment and risk management, including major financial risk exposures, and the steps management has taken to monitor and control such exposures. As noted in the commentary to the Listing Standards, enterprise risk management is fundamentally a responsibility of the Company’s management, but the Audit Committee is charged with reviewing the policies and practices that govern this process.

In 2006, the Audit Committee recommended, and the Board approved, a framework pursuant to which the Board as a whole and each of the standing committees have been assigned specific accountabilities for review of the Company’s management of certain categories of enterprise risk. The responsibilities reflected in the framework are included in the annual schedules of recurring agenda items for the Board and the respective committees, and the Audit Committee reviews the framework annually. In addition, a review of the principal enterprise risks whose oversight is assigned to the Board as a whole, and of the process by which those risks are managed and monitored, is incorporated in the Board’s annual strategic planning process.

Process for Nomination and Evaluation of Candidates for Director

The Governance Committee is responsible for investigating, reviewing and evaluating the qualifications of candidates for membership on the Board and for assessing the contributions and performance of directors eligible for re-election. It is also responsible for recommending director nominees for approval by the Board and nomination for election at the Annual Meeting of Shareowners.

Recommendation of New Nominees.  When vacancies on the Board arise due to the retirement or resignation of directors, the Governance Committee may consult with other directors and/or with senior management to obtain recommendations of potential candidates to fill these positions, and may also retain a search firm to assist it in identifying and evaluating candidates. The Governance Committee also considers candidates for election to the Board who are recommended to the Committee by shareowners.

Please see page 1 for a description of the criteria for the selection of directors.

All candidates considered by the Governance Committee for potential recommendation to the Board as director nominees are evaluated by the Governance Committee in light of the minimum qualifications listed on page 1. When vacancies occur, the Governance Committee also reviews the overall composition of the Board to determine whether the addition of a director with one or more of the additional skills or qualities listed on page 1 would be desirable to enhance the effectiveness of the Board, and whether candidates with other specific experience or expertise should be sought at that particular time. If a search firm is retained to assist in identifying and evaluating candidates, the Governance Committee also considers the assessments of the search firm and the background information it provides on the persons recommended for consideration. The Chairman of the Board, the Co-Chairs of the Governance Committee and the Chief Executive Officer customarily interview leading candidates. Other directors and/or members of senior management may also interview these candidates. Candidates recommended by shareowners will be evaluated using the same process that is employed to evaluate any other candidate.

2011 Nominees.  All director nominees listed in this proxy statement, other than Tracey T. Travis, were also nominated by the Board and elected by the shareowners in November 2010.

Ms. Travis was identified by DHR International, which is a search firm that was retained by the Governance Committee. DHR was instructed to identify candidates who met the minimum qualifications for directors set forth on page 1, and who also satisfied the additional criteria established by the Governance Committee for this search. Following the completion of the thorough review and interview process described above, Ms. Travis was recommended for election to the Board by the Governance Committee.

Re-Nomination of Incumbent Directors.  The Company’s Corporate Governance Standards require the Governance Committee to assess the performance of each director eligible for re-election at the Annual Meeting. The Governance Committee’s annual agenda contemplates that these assessments will occur in advance of the Governance Committee recommending a slate of director nominees for approval by the Board. In the individual director assessment conducted by the Governance Committee in fiscal 2011, each director serving at the time of such assessment who would be standing for re-election was evaluated in light of the criteria set forth in the Corporate Governance Standards with respect to the qualification of directors and the composition of the Board. In addition, the Co-Chairs of the Governance Committee solicited from the Chairman of the Board his assessment of directors.

Shareowner Recommendations.  Shareowners who wish to recommend candidates for nomination for election to the Board may do so by writing to the Corporate Secretary of Campbell Soup Company at 1 Campbell Place, Camden, New Jersey 08103-1799. The recommendation must include the following information:

1.	The candidate’s name and business address;

2.	A resume or curriculum vitae which describes the candidate’s background and demonstrates that he or she meets the minimum qualifications set forth above;

3.	A letter from the candidate stating that he or she is willing to serve on the Board if elected, and identifying any legal or regulatory proceedings in which he or she has been involved during the last ten years; and

4.	A statement from the shareowner recommending the candidate, indicating that he or she is the registered owner of Campbell shares, or a written statement from the “record holder” of Campbell shares indicating that the shareowner is the beneficial owner of such shares.

Requirement of Majority Shareowner Votes in Uncontested Director Elections

In 2007 the Board adopted a policy, set forth in the Company’s Corporate Governance Standards, which provides that any nominee for director in an uncontested election who receives more votes “withheld” from his or her election than votes “for” his or her election shall immediately tender an offer of resignation following certification of the shareowner vote. The Board will accept the resignation unless there is compelling reason for the director to remain on the Board, and will promptly disclose the action it has taken and the reasons for it.

Director Attendance at Board and Committee Meetings

Directors meet their responsibilities by preparing for and attending Board and committee meetings, and through communication with the Chairman, the Chief Executive Officer and other members of management on matters affecting the Company. During fiscal 2011, the Board of Directors held six regular meetings. All directors attended at least 75% of scheduled Board meetings and meetings held by committees of which they were members.

Director Attendance at Annual Meeting of Shareowners

All directors who are standing for re-election are expected to attend the Annual Meeting of Shareowners. All members of the Board of Directors attended the 2010 Annual Meeting of Shareowners.

The Corporate Governance section beginning on page 14 was reviewed and discussed by the Governance Committee, and the Governance Committee recommended to the Board that it be included in this proxy statement.
Governance Committee

Bennett Dorrance, Co-Chair
Randall W. Larrimore, Co-Chair
Mary Alice D. Malone
William D. Perez
Nick Shreiber
Les C. Vinney
Charlotte C. Weber

Transactions with Related Persons

Under the Company’s written Policy Concerning Transactions with Related Persons (the “Related Persons Policy”), the Governance Committee is required to review and, in appropriate circumstances, approve or ratify any transaction in which the Company was or is to be a participant, the amount involved exceeded or is expected to exceed $120,000 and any related person had or will have a direct or indirect interest, as well as any material amendment to or modification of such a transaction.

Management has established procedures for identifying and monitoring transactions that may be subject to Governance Committee review under the Related Persons Policy or disclosure under SEC rules. Under the Company’s conflicts of interest policy, directors and executive officers have a duty to report transactions in which they or their immediate family members have a direct or indirect interest and which might be deemed to constitute related person transactions. Directors and executive officers also annually complete a proxy questionnaire in which they are asked to identify all for-profit and not-for-profit entities with which they are associated. Based on the disclosures in the proxy questionnaires, management ascertains whether the Company has engaged or is expected to engage in any transactions involving these entities, directly or indirectly, of which the relevant director or executive officer may be unaware.

The Related Persons Policy specifies that the Governance Committee shall review the material terms of such a transaction, including the approximate dollar amount, and the material facts as to the related person’s direct or indirect interest in, or relationship to, the transaction. In determining whether to approve or ratify a transaction, the Governance Committee is directed to consider, among other factors it may deem appropriate, whether the transaction was or will be on terms no less favorable than those generally available to an unaffiliated third party under the same or similar circumstances. No director may participate in the discussion or approval of a transaction in which he or she, or a member of his or her immediate family, has a direct or indirect interest.

The Co-Chairs of the Governance Committee (or, if a transaction involves one of the Committee Co-Chairs, the Chairman of the Board) may approve or ratify a related person transaction in which the aggregate amount involved is less than $1 million. Any transaction approved by the Co-Chairs or the Chairman is to be reported to the Governance Committee at its next regularly scheduled meeting.

The following types of transactions are deemed by the Related Persons Policy to have been approved in advance by the Governance Committee, even if the aggregate amount involved exceeded or will exceed $120,000:

●	Compensation paid by the Company to a director or executive officer for services rendered to the Company as a director or executive officer.

●	Transactions with other entities in which a related person has a direct or indirect interest solely as a result of being a director of the other entity or of owning, with all other related persons, a less than 10% equity or limited partnership interest in the entity, and the aggregate amount of the transaction does not exceed the greater of $1 million or 2% of that entity’s total annual revenues.

●	Contributions by the Company to charitable organizations with which a related person’s relationship is solely that of an employee (other than a executive officer), director or trustee, and the aggregate amount of the contribution does not exceed the lesser of $25,000 or 2% of the charitable organization’s annual receipts.

●	Transactions in which a related person’s only interest is as a holder of the Company’s stock, and all holders received or will receive proportional benefits (such as the payment of regular quarterly dividends).

●	Transactions involving competitive bids.

●	Transactions in which the rates or charges are regulated by law or government authority.

●	Transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

There were no transactions during the period from August 1, 2010 to October 1, 2011, and none are currently proposed, in which the Company was or is to be a participant, the amount involved exceeded or is expected to exceed $120,000, and any related person had or will have a direct or indirect material interest.

Audit Committee Report

The Audit Committee is comprised of the six directors named below. The Board has determined that each member of the Committee meets the current requirements as to independence, experience and expertise established by the New York Stock Exchange and applicable rules and regulations. In addition, the Board of Directors has determined that Les C. Vinney is an audit committee financial expert as defined by SEC rules. A copy of the Audit Committee Charter, as most recently updated in September 2004, is available at the Company’s corporate website at www.campbellsoupcompany.com in the governance section under Board Committees.

One of the Audit Committee’s primary responsibilities is to assist the Board in its oversight of the integrity of the Company’s financial statements and financial reporting process, including its system of internal controls.

To fulfill these oversight responsibilities, the Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2011, and has reviewed and discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committee (as amended). In addition, the Committee has received from the independent auditors a written report stating that they are not aware of any relationships between the registered public accounting firm and the Company that, in their professional judgment, may reasonably be thought to bear on their independence, as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communication with the audit committee concerning independence. The Committee has discussed with the independent registered public accounting firm the firm’s objectivity and independence. The Committee has also considered whether the provision of non-audit services by the independent registered public accounting firm to the Company for the most recent fiscal year and the fees and costs billed and expected to be billed by the independent registered public accounting firm for those services are compatible with maintaining its independence.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee has reviewed with the internal auditors and independent registered public accounting firm, with and without members of management present, the results of their examinations, their assessment of the Company’s internal controls and the overall quality of the Company’s financial reporting. In addition, the Audit Committee has discussed with the Chief Executive Officer and the Chief Financial Officer the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s system of disclosure controls and procedures.

Based on the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that Campbell’s audited consolidated financial statements be included in Campbell’s Annual Report on Form 10-K for the fiscal year ended July 31, 2011, for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board that PricewaterhouseCoopers LLP be appointed independent registered public accounting firm for the Company for fiscal 2012.

Audit Committee

Les C. Vinney, Chair
Lawrence C. Karlson
Randall W. Larrimore
Sara Mathew
William D. Perez
Charles R. Perrin

Independent Registered Public Accounting Firm Fees and Services

The aggregate fees, including expenses, billed by PricewaterhouseCoopers LLP (“PwC”), Campbell’s independent registered public accounting firm, for professional services in fiscal 2011 and 2010 were as follows:

Services Rendered	Fiscal 2011	Fiscal 2010

Audit Fees	$3,962,000	$3,903,000
Audit-Related Fees	$39,000	$146,000
Tax Fees	$572,000	$697,000
All Other Fees	$9,000	$18,000

The Audit Committee’s charter provides that the Committee will pre-approve all audit services and all permissible non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm. From time to time, the Committee may delegate its authority to pre-approve non-audit services to one or more Committee members. Any such approvals shall be reported at the next Audit Committee meeting.

The audit fees for the years ended July 31, 2011 and August 1, 2010 include fees for professional services rendered for the audits of the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company, quarterly reviews, statutory audits, SEC filings, comfort letters and accounting consultations.

The audit-related fees for the years ended July 31, 2011 and August 1, 2010 include fees for services related to certain internal control reviews, accounting considerations, pension plan audits and agreed-upon procedures reports.

Tax fees for the years ended July 31, 2011 and August 1, 2010 include fees for services related to tax compliance, including the preparation of tax returns, and tax assistance with tax audits and transfer pricing.

Other fees for the years ended July 31, 2011 and August 1, 2010 include fees associated with the use of accounting and technical research software.

In fiscal 2011 and 2010, 100% of the audit fees, audit-related fees, tax fees and all other fees were approved either by the Audit Committee or its designee.

Compensation and Organization Committee Report

The Compensation and Organization Committee has reviewed and discussed the following Compensation Discussion and Analysis with management, and based on such reviews and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Organization Committee

Charles R. Perrin, Chair
Edmund M. Carpenter
Bennett Dorrance
Harvey Golub
Sara Mathew
A. Barry Rand
Charlotte C. Weber

Compensation Discussion and Analysis (“CD&A”)

Corporate Governance of Executive Compensation

The Compensation and Organization Committee (“Committee”) approves the Company’s executive compensation policies and programs and reviews major organizational changes and the Company’s succession planning and leadership development processes. The Committee’s charter is available in the governance section of the Company’s Web site at www.campbellsoupcompany.com. The Board has determined that all members of the Committee are independent directors as defined by the New York Stock Exchange rules and the Company’s Standards.

The Committee annually reviews the Company’s compensation strategy, principles and policies, including the apportionment of pay between fixed compensation elements and incentive compensation, and the design of incentive compensation programs. The Committee approves all compensation and benefits for senior executives, authorizes the aggregate amount of annual incentive awards for all eligible participants under the Annual Incentive Plan (“AIP”) and the Long-Term Incentive (“LTI”) Program, and authorizes the Chief Executive Officer (“CEO”) to allocate the other awards under the AIP and LTI Programs, up to the aggregate amount.

Each September, the Committee reviews the performance of the senior executives and approves for each executive his or her base salary, annual incentive payment and long-term incentive grant. This review of all major elements of executive compensation at one time provides the Committee with a comprehensive analysis of the target dollar amount of compensation being delivered by each element of compensation, assuming the required performance goals are 100% attained.

The Committee approves all compensation actions for approximately the top 15 senior executive positions in the Company, including the CEO, Chief Financial Officer and the other most highly compensated executive officers who are named in the summary compensation table (“named executive officers” or “NEOs”). By the terms of its charter, the Committee has delegated to the Chair of the Compensation and Organization Committee the authority to approve compensation actions for the Company’s senior executives between Committee meetings when necessary for business continuity purposes. The Chair of the Committee and the Chairman of the Board of Directors must jointly approve any equity grants made to senior executives between meetings.

It is the Company’s customary practice for the CEO and the Senior Vice President and Chief Human Resources and Communications Officer to provide recommendations to the Committee on compensation actions for these senior executives (except for his or her own compensation actions) and on potential changes in the design of executive compensation programs. In September 2011, Mr. Conant, Ms. Morrison and the Senior Vice President and Chief Human Resources and Communications Officer recommended to the Committee compensation actions for approximately the top 15 senior executive positions (other than their own positions), including AIP awards for fiscal 2011 and base salaries and LTI grants for fiscal 2012.

Since fiscal 2008, the Committee has retained Yale D. Tauber, the Principal of Independent Compensation Committee Adviser, LLC, as an independent compensation consultant. Mr. Tauber is retained directly by the Committee and reports directly to the Committee. During fiscal 2011, Mr. Tauber advised the Committee on CEO compensation, compensation trends, governance issues and other matters of interest to the Committee. Mr. Tauber works solely for the Committee, provided no services to management in fiscal 2011 and will not be retained by management for any services.

The Senior Vice President-Law and Government Affairs and the Senior Vice President and Chief Human Resources and Communications Officer work with the Committee to develop the annual list of agenda items and the annual schedule of meetings for the Committee, which are set prior to each fiscal year. The list of agenda items is approved by the Committee.

Compensation Principles and Policies

The Committee annually reviews, and the Board approves, the principles and policies for executive compensation. The principles and policies are:

●	Campbell offers a total compensation package that is designed to attract, motivate and retain talent of the caliber needed to deliver successful business performance in absolute terms and relative to competition.

●	Campbell’s compensation program is designed to link pay to Company, business unit and individual performance in absolute terms and relative to competition.

●	Compensation levels are set by comparing Campbell’s pay levels and practices to the practices of other food, beverage and consumer products companies in the Compensation Peer Group (see below) where the Company primarily competes for executive talent. Composition of this group is reviewed annually by the Committee.

●	Campbell targets base salaries, annual incentives and total annual cash compensation to the median of the Compensation Peer Group. Long-term incentives are targeted above the median. Total compensation, consisting of salary, annual incentives and long-term incentives, is targeted at 5% to 10% above the median, in the aggregate. For the top executive positions, a regression analysis is performed to adjust the compensation data for differences in the total revenues of the various companies compared to Campbell’s total revenue. The Company’s competitive position is reviewed annually by the Committee.

●	Annual incentive payments are based on annual performance compared with goals established at the beginning of the fiscal year in four measurement areas relating to the Company’s financial, marketplace, operational, and strategic objectives for that year. The Committee evaluates performance compared to goals each year and determines the total AIP pool available.

●	Long-term incentive grants are delivered in a combination of performance-restricted share units and time-lapse restricted share units, with the mix varying by level of responsibility within the organization. Employees with higher levels of responsibility receive a higher percentage of performance-restricted share units.

●	Senior executives have a substantial portion of compensation at risk, based upon the achievement of the performance goals for annual incentive payments and the performance goals for long-term incentives. When Company performance is strong, senior executives will receive compensation that is well above the median of the Compensation Peer Group. When Company performance is weak, senior executives will receive compensation well below the median. To align the interests of the Company’s senior executives with those of shareowners, a higher proportion of incentive compensation is delivered to senior executives through long-term incentives that are paid out depending upon the Company’s financial performance (see below for description of long-term incentive program).

Compensation Objectives

The objectives of the Company’s executive compensation program are to:

●	Align the financial interests of the Company’s executives with those of its shareowners, in both the short and long term;

●	Provide incentives for achieving and exceeding the Company’s short-term and long-term goals;

●	Attract, motivate and retain highly competent executives by providing total compensation that is competitive with compensation paid at other well-managed companies in the food, beverage and consumer products industries; and

●	Differentiate the level of compensation paid to executives based on individual and business unit performance, leadership potential, and level of responsibility within the organization. Individual performance is rated based upon demonstrated leadership skills, accomplishment of objectives, business unit or functional accountabilities and personal contributions.

Peer Groups

The Committee identifies both a Compensation Peer Group and a Performance Peer Group in designing and determining compensation for its executive officers. The Committee uses the Compensation Peer Group to evaluate the competitiveness of executive compensation and uses the Performance Peer Group to measure the competitiveness of the Company’s total shareowner return (“TSR”) performance. In order to determine total compensation paid by companies that compete with Campbell for executive talent, in fiscal 2011, the Committee compared Campbell’s total compensation levels with the levels at 29 companies in the food, beverage and consumer products industries (“Compensation Peer Group”), which were provided by Aon Hewitt. Given Campbell’s relatively small size in relation to many of the companies in the Compensation Peer Group, a regression analysis was performed to adjust the compensation data for the top positions for differences in the total revenues of the various companies compared to Campbell’s total revenue. The Committee believes that use of the Compensation Peer Group is the most effective method to evaluate and set the compensation needed to attract, motivate and retain the executive talent needed to manage the Company’s businesses and operations successfully, because these are the primary companies with which Campbell competes for senior executives. Use of this peer group also provides a broad database that allows Campbell to obtain accurate, representative survey information for a majority of its positions. The composition of the Compensation Peer Group is approved by the Committee each fiscal year after obtaining advice from its independent compensation consultant. For the purpose of determining fiscal 2011 compensation, the Compensation Peer Group consisted of the following companies:

Compensation Peer Group

Altria Group	H. J. Heinz Company (1)	Mead Johnson Nutrition Company (1)
Anheuser-Busch Companies, Inc.	Hershey Foods Corporation(1)	Nestle USA, Inc.
The Clorox Company	Hormel, Inc. (1)	PepsiCo, Inc.
The Coca-Cola Company	Johnson & Johnson Company	The Procter & Gamble Company
Colgate-Palmolive Company	The J.M. Smucker Company (1)	Reynolds American Inc.
ConAgra Foods, Inc. (1)	Kellogg Company (1)	S.C. Johnson & Son, Inc.
Dean Foods (1)	Kimberly-Clark Corporation	Sara Lee Corporation (1)
Del Monte Foods Company	Kraft Foods, Inc. (1)	Tyson Foods (1)
Diageo North America, Inc.	Mars, Inc.	Unilever United States, Inc.
General Mills, Inc. (1)	McCormick & Company, Inc. (1)

(1)	These companies, plus Campbell, constitute the Standard and Poor’s Packaged Foods Group (“Performance Peer Group”), which is used to measure TSR performance for calculation of the payout from the LTI Program.

The Performance Peer Group, which is a subset of the Compensation Peer Group, is independently selected by Standard and Poor’s (“S&P”) based upon the similarities of the companies’ businesses in the packaged foods industry. Companies that are added to and deleted from the S&P Packaged Foods Group are automatically added to or deleted from the list of companies whose TSR rankings are compared to Campbell’s ranking for TSR performance-restricted stock units. The list of companies in the S&P Packaged Foods Group is readily available through S&P. The Committee and management exercise no discretion in selecting the companies that are included in the S&P Packaged Foods Group. The use of this Performance Peer Group for comparing TSR was recommended by the Committee’s independent compensation consultant when the current LTI Program was adopted in 2005. The Committee reviewed the Performance Peer Group in fiscal 2011 and continues to believe that it is the appropriate group in Campbell’s industry against which to measure the Company’s TSR performance. TSR performance of the companies in the Compensation Peer Group that are not in the packaged foods industry is more likely to be affected by economic developments that do not affect the packaged foods industry.

Risk Assessment — Incentive Compensation Programs

During fiscal 2011, management completed, for review by the Committee, an assessment of the Company’s compensation programs on a global basis, with a focus on incentive compensation programs. Based on a number of factors, including the governance process employed, the relative size of the potential payouts in the aggregate and for any individual, the inclusion of a “cap” on the maximum payout and the use of multiple metrics in the respective incentive programs, the Committee believes that the Company’s compensation programs do not present a risk that is reasonably likely to have a material adverse effect on the Company.

Elements of Executive Compensation

The elements of Campbell’s executive compensation program are:

●	base salary;

●	performance-based annual incentive compensation;

●	long-term equity incentive compensation;

●	pension and nonqualified deferred compensation benefits;

●	perquisites; and

●	post-termination compensation and benefits.

The proportion of compensation delivered in each of these elements is designed to:

●	Put more compensation at risk based upon Company or business unit and individual performance for senior executives whose performance is more likely to influence the results of the executive’s business unit or function, or the results of the Company;

●	Provide the opportunity for executives to earn above-median compensation primarily through annual and long-term incentives, with performance goals that align executives’ interests directly with those of Campbell’s shareowners;

●	Provide consistency over time in the proportion of compensation opportunity among the elements, while varying actual pay based upon Company, business unit and individual performance; and

●	Be competitive with the practices in the Compensation Peer Group in order to attract, motivate and retain key executives.

Base Salary

Base salaries are intended to provide a base level of income that is competitive in relation to the responsibilities of each executive’s position. Midpoints of base salary ranges are targeted at the median of the Compensation Peer Group, reduced by regression for executive officers based on revenue by reason of the Company’s relatively small size compared to many of the companies in the Compensation Peer Group. Salary ranges and individual salaries for senior executives are reviewed annually by the Committee. The Committee considers salary levels for senior executives each September, when it also reviews the performance of those executives. Merit increases are generally based on the CEO’s (for executives other than the CEO) and the Committee’s assessment of individual performance. Targets for annual incentive payments and long-term incentive grants are a percentage of base salary (see below).

The Committee considers a number of factors in determining individual base salaries, including the scope of an individual’s job responsibilities, his or her individual contributions, business performance, job market conditions, the Company’s salary budget guidelines, and the individual’s current base salary as compared with those of persons in similar positions at other companies in the Compensation Peer Group, as well as within the Company. The Committee does not utilize a mathematical formula in which these factors or their interrelationships are quantified and weighted (either in general, or with respect to any individual executive). During a particular year, one factor or group of factors may play a more significant role in the determination of an executive’s base salary than in other years, based on the Committee’s judgment and discretion.

An executive’s individual performance may be assessed based upon any of his or her demonstrated leadership skills, accomplishment of objectives, business unit or functional accountabilities, and personal contributions. A broad range of factors relevant to each of these areas, generally qualitative in nature, may be considered in this assessment. The Committee’s judgments regarding base salaries are also strongly influenced by the judgments and recommendations of the CEO with respect to the other named executive officers. In the case of the CEO’s base salary, the assessment is made by the Committee and the Board.

Named executive officers, like other executives of the Company, have annual performance objectives which include individual goals that relate to the business performance of the Company and/or the individual’s business unit or corporate function. As indicated above, the extent to which an executive attains these objectives is one of the factors considered in determining his or her base salary for the following year. However, no single individual performance factor or specific set of individual or business performance factors is dispositive in this determination, and no specific factor or specific set of factors is material to determinations concerning base salaries for any of the named executive officers.

Annual Incentive Plan (“AIP”)

Annual incentives are cash awards and are intended to motivate and reward the achievement of business goals approved by the Board of Directors in the annual Operating Plan and three-year Strategic Plan, and to assure that these goals are achieved in a manner that strengthens the business for the long term. Annual incentive targets are set at the median of the Compensation Peer Group. At the beginning of each fiscal year, the Committee establishes a competitive annual incentive target, expressed as a percent of base salary, for each executive salary level. For fiscal 2011, the annual incentive targets for senior executives, other than the CEO, ranged from 55 to 100% of base salary, with executives at the higher levels having a higher percentage at risk. These percentages are at or near the median for similar executive positions at companies in the Compensation Peer Group. The sum of the individual incentive targets for all participants (approximately 1,900 executives, managers and professionals) comprises the target incentive pool.

Since fiscal 2003, the Committee has used a Company “scorecard” in which many quantitative and qualitative goals for the Company as a whole and its business units are established at the beginning of each fiscal year for the purposes of the AIP. The goals defined in the scorecard fall within four key measurement areas relating respectively to the Company’s financial, strategic, operational and marketplace objectives. Goals identified in each area include a mix of quantitative and qualitative factors. Corresponding goals, consistent with the total Company scorecard, are established for the respective business units. The goals listed in the scorecard are not weighted in any manner.

The Company scorecard adopted in connection with the administration of the AIP for fiscal 2011 included over 70 performance goals. In the financial area, for example, some of the quantitative goals for fiscal 2011 related to net sales, earnings before interest and taxes (“EBIT”), earnings per share (“EPS”), gross margin, administrative expenses, marketing expenditures, free cash flow, and return on invested capital. In fiscal 2011, the adjusted EPS goal was $2.64, excluding certain transactions not considered to be part of the ongoing business, and the goal for net sales was $7.9 billion. Marketplace goals included, for example, measures relating to consumption and market share for products sold by each of the Company’s business units. For the operational and strategic areas, progress toward achievement of over 40 business and workplace initiatives under 11 critical operational and strategic measures were assessed. Operational goals included, for example, objectives relating to the success of the core business lines, achievement of cost savings, implementation of process improvements, and maintenance of world class levels of employee engagement. Goals in the strategic area included, among other things, objectives relating to the progress of research and development projects, expansion of the Company’s brands and products in international markets, and other key strategic platforms. The goals in the four measurement areas require effective execution of business plans and are difficult to attain.

After a fiscal year has ended, the Committee assesses total Company performance in light of the goals enumerated in the scorecard for that year, and, based on that assessment, determines the aggregate amount of the incentive pool for the total Company for that year. Comparable judgments are made with respect to the achievement of the goals defined in the corresponding business unit scorecards. The Committee’s determination of the overall Company score and the determinations of business unit scores are not based on any mathematical calculation or formula, and do not focus on any single performance goal. This plan intentionally provides substantial opportunity for the exercise of judgment and discretion by the Committee in determining the overall Company score and the overall scores for the respective business units. In any given year, the Committee’s determination of the funding of the AIP pool may range from 0 to 175%. AIP awards to each executive, within the limits of the approved total pool, are based on business unit/function performance and individual performance, and can vary for executive officers from 0 to 200% of the individual’s incentive target. The sum of individual awards cannot exceed the approved total AIP pool. Extraordinary items, such as major restructuring and accounting changes (whether positive or negative), are excluded in determining the approved total AIP pool.

Each participant in the AIP has an annual incentive target, which is a percent of base salary approved by the Committee at the beginning of the year for each executive salary level. Within the limits of the total AIP pool, the award paid to a participant for a given year is determined by multiplying his or her annual incentive target for that year by (x) a percentage representing the assessment of the performance of the participant’s business unit, or, if the participant is a member of the corporate staff (that is, not within a business unit), a percentage representing the Committee’s assessment of total Company performance for the year; and (y) a percentage representing an assessment of the participant’s performance against the individual objectives established for that participant at the beginning of the fiscal year.

At the beginning of a fiscal year, the Committee also establishes a performance goal for the AIP that is applicable only to executive officers. This goal is referred to as the “162(m) performance goal.” The 162(m) performance goal for fiscal 2011 required that the Company achieve 80% of its EPS goal for the year. In fiscal 2011, the goal for adjusted EPS was $2.64 (excluding certain transactions not considered to be part of the ongoing business). In order for an executive officer to be eligible to receive the maximum payment of 200% of his or her annual incentive target, the Company must meet the 162(m) performance goal for the year. If the Company achieves less than 80% but not less than 50% of the EPS goal, executive officers are eligible to receive a maximum of 100% of his or her annual incentive target. If the Company does not achieve at least 50% of the EPS goal, executive officers are not eligible for any AIP award. The Company’s adjusted EPS for fiscal 2011 was $2.54 (excluding certain transactions not considered to be part of the ongoing business), which exceeded 80% of the EPS goal, thereby providing a bonus opportunity for executive officers of up to 200% of his or her target.

The Company’s achievement of the 162(m) performance goal does not assure that an executive officer will receive the maximum incentive award, because the Committee has retained “negative discretion” to reduce the award based upon the assessment of the performance of his or her business unit (or, in the case of an executive officer who is a member of the corporate staff, the assessment of total Company performance) in light of the goals set forth in the scorecard, and the assessment of his or her individual performance against individual annual objectives. The Committee has consistently exercised its negative discretion in determining annual incentive payments to executive officers. Although the Company has regularly achieved the 162(m) performance goal of 80% of the EPS goal established annually by the Committee over the last several years, no named executive officer in the applicable fiscal year has received an award equal to the maximum potential payment.

As indicated above, payments made to participants in the AIP are influenced by their managers’ assessments of individual performance against objectives established for each participant at the beginning of the fiscal year. In the case of named executive officers other than the CEO, the Committee’s assessments of individual performance are generally based on the CEO’s judgments and recommendations. The assessment of the CEO’s individual performance is made by the Committee itself, with input from all directors. For fiscal 2011, Mr. Conant and Ms. Morrison provided recommendations to the Committee regarding the individual performance of named executive officers other than themselves. However, awards made to named executive officers under the AIP were so closely tied to the assessment of overall Company performance or, in relevant cases, to the assessments of business unit performance, that determinations relating to individual performance for fiscal 2011 were not a significant differentiating factor for these executives.

Based on its review of the results achieved in fiscal 2011 against the objectives defined at the beginning of the year in each of the four measurement areas of the Company scorecard and its assessment of various aspects of total Company performance, the Committee determined that the aggregate amount of the incentive pool should be funded at approximately 74% of the target amount established at the beginning of the fiscal year. This compares to aggregate funding of 85% and 105% for fiscal years 2010 and 2009, respectively. In making this determination, the Committee applied no mathematical calculations or specific weightings to individual objectives identified in the scorecard. Its determination was based on its qualitative judgments of full year performance for the Company, with a particular emphasis on the following: achievement of below target financial and marketplace results for the total Company; strong performances in certain business units in a challenging economic environment; execution of several initiatives in the second half of the year to position the Company for future growth, including a shift from unproductive trade spending in U.S. Soup and the implementation of a restructuring; and the development of a new strategic plan. Incentive payments to the named executive officers, other than Mr. Conant, listed on page 36 for fiscal 2011 ranged from 70% to 88% of the target incentive amount, with an average of 76%. The annual incentive awards made to the named executive officers for fiscal 2011 are listed in the Summary Compensation Table on page 36 in the column captioned “Non-Equity Incentive Plan Compensation.”

Long-Term Incentive (“LTI”) Compensation Program

Long-term incentives are intended to motivate and reward executives based upon the Company’s success in delivering superior value to its shareowners and to retain executives. For the past seven years, equity grants have been approved by the Committee in September, which is near the beginning of the Company’s fiscal year. Individual grants are based on the executive’s level of responsibility in the Company, possession of critical skills, individual performance and future leadership potential as assessed in the Company’s human resources organization planning process. All shares paid out under the Company’s executive compensation programs are shares which were previously issued and outstanding and were reacquired by the Company.

Following a comprehensive analysis, the Committee approved a new LTI Program for the period beginning in fiscal 2006, which discontinued the use of stock options and instead consisted of three types of restricted shares: (1) TSR performance-restricted shares, which are earned based upon the Company’s TSR performance over a three-year period compared to the TSRs of the other companies in the Performance Peer Group; (2) EPS performance-restricted shares, which are earned based on the achievement of a minimal level of EPS in each fiscal year in a three-year performance period, which is designed to qualify the payment of the shares as tax deductible; and (3) time-lapse restricted shares, which vest over three years based on continued employment. Beginning with grants made in fiscal 2009, the Committee decided to further modify the design of the LTI Program to use restricted share units instead of restricted shares.

Under the current LTI Program, 70% of executive officers’ long-term incentive opportunity is delivered in TSR performance-restricted share units and 30% in EPS performance-restricted share units. For senior executives who are not executive officers, 70% of the long-term incentive opportunity is delivered in TSR performance-restricted share units and 30% in time-lapse restricted share units. Linking a significant portion of long-term compensation to the Company’s TSR performance aligns the interests of executives with those of Campbell’s shareowners. Other participants in the program received a higher proportion of time-lapse restricted share units and a lower proportion of TSR performance-restricted share units. At the time of payment, the Committee can exercise negative discretion in determining Campbell’s ranking under the TSR performance-restricted share unit portion of the program in the event of extraordinary circumstances.

For the grants made prior to fiscal 2011, dividend equivalents will be paid on the units at the same time as dividends are paid to all shareowners during the restriction period. For the grants approved by the Committee beginning in fiscal 2011, payment of dividend equivalents during the restriction period was eliminated. Instead, accumulated dividends will be paid on the restricted share units that vest at the end of the restriction period when the grants are paid out. In addition, for grants made prior to September 2010, one-third of the TSR performance-restricted share units were eligible to be earned at the end of the first year, provided the Company’s TSR performance ranking was at or above median during the one-year period. An additional one-third of the TSR performance-restricted share units could be earned at the end of the second year, provided the Company’s TSR performance ranking was at or above median during the two-year period. At the end of the three-year performance period, a participant will be paid the greater of (i) the earned units from the first two years or (ii) the TSR performance-restricted share units determined by the Company’s TSR ranking for the full three-year period. The earned units are forfeited if the participant resigns prior to the pay-out date, which is two months following the end of the three-year performance period. For grants approved beginning in fiscal 2011, the Committee eliminated the ability to earn shares based on one-year or two-year TSR performance ranking.

For fiscal 2011, long-term incentive targets for senior executives, other than the CEO, ranged from 120% to 255% of base salary at median performance, with executives at higher levels having a higher percentage at risk. These targets were designed to deliver total direct compensation at 5% to 10% above the median of the Compensation Peer Group. Grants made under the program during fiscal 2011 were made at the beginning of the fiscal year to approximately 1,200 participants, and the performance period for the TSR performance-restricted share units is fiscal years 2011-2013.

As described above, TSR performance-restricted share units are paid out based upon the Company’s TSR performance over a three-year period compared to the TSRs of the other companies in the Performance Peer Group. For the fiscal 2009-2011 performance period, the percentage of TSR units to be paid out was based upon the Company’s TSR performance ranking as follows:

Campbell’s TSR Performance Rank	1	2	3	4	5	6	7	8	9	10	11	12	13
Percentage Payout	225%	200%	175%	150%	125%	125%	100%	75%	50%	50%	0	0	0

Based on the above criteria, the payout for TSR restricted shares for the fiscal 2009-2011 performance period was 0% of the target amount.

With respect to the grants for fiscal years 2010-2012 and fiscal years 2011-2013, there are fourteen companies in the Performance Peer Group. Therefore, a percentage of TSR units granted at the beginning of each three-year performance period will be paid out based upon the Company’s TSR performance ranking as follows:

Campbell’s TSR Performance Rank	1	2	3	4	5	6	7	8	9	10	11	12	13	14
Percentage Payout	225%	200%	200%	175%	150%	125%	100%	100%	75%	50%	0	0	0	0

EPS performance-restricted share units are paid out two months following the end of each fiscal year in the three-year performance period, provided that the EPS achieved in the fiscal year is at least 50% of the EPS goal for the AIP approved by the Committee for that fiscal year. This performance goal is designed to qualify the payment of EPS performance-restricted awards as deductible under Section 162(m) of the Internal Revenue Code (“IRC”). The payout of EPS performance-restricted share units is either 0 or 100%. For fiscal 2011, the goal for adjusted EPS was $2.64, and actual adjusted EPS was $2.54; therefore, the payout for units based on fiscal 2011 performance was 100%. The achievement of the adjusted EPS goal for fiscal 2011 impacts one-third of the grants made in each of fiscal years 2009, 2010 and 2011. Estimated future payouts of TSR and EPS performance-restricted awards to the Company’s named executive officers are listed in the table of Grants of Plan-Based Awards in Fiscal 2011 on page 39.

Strategic Transition Grants

To further support the successful execution of the Company’s previously announced shift in strategic direction and leadership transition, a limited number of executives, including three of the NEOs, received special retention grants of time-lapse restricted stock units on July 1, 2011. Each executive’s grant will vest on June 30, 2013, provided that the executive continues to be employed by the Company on the vesting date.

Information regarding the Strategic Transition Grants for the NEOs is set forth in the Fiscal 2011 Summary Compensation Table on page 36 and in the table of Grants of Plan-Based Awards in Fiscal 2011 on page 39.

Executive Stock Ownership

The Company requires senior executives to own shares to further align their interests with those of shareowners. In fiscal 2011 approximately the top 35 executives were required to achieve an ownership stake in the Company that was significant in comparison with the executive’s salary. Until the ownership level is achieved, executives must retain at least half of the after-tax value of each equity award in Campbell shares upon the vesting of restricted share units or exercise of options. Executive officers are prohibited from selling in a twelve-month period more than 50% of (1) the value of shares owned plus (2) the after-tax value of vested options, in excess of the applicable ownership standard.

The ownership requirements are set forth below. The ownership standard is expressed as a multiple of salary that is determined based on organization level or title. Establishing ownership standards as a multiple of base salary links the program with pay actions (i.e., base salary increases) which are performance-based, and ensures that ownership objectives remain competitive.

The ownership multiple for the CEO has been set above the market median. Ownership standards for others covered by the program have been set at market median.

Organization Level	Multiple of Salary

CEO	6.0 x
CEO Direct Reports (including other NEOs)	3.5 x
Other Participating Executives	2.0 x

Executives may count toward these requirements the value of shares owned and shares and share units which are deferred and fully vested in the Company’s 401(k) plan and other deferred compensation programs. Restricted shares and unexercised stock options are not counted in calculating ownership. Company policy prohibits executives from hedging the economic risk associated with fully owned shares, restricted shares and unexercised stock options.

Retirement Plans

NEOs participate in two defined benefit plans: (1) the Retirement and Pension Plan (“Qualified Plan”) and (2) the Mid-Career Hire Pension Plan (“MCHP”). The Qualified Plan provides funded, tax-qualified benefits up to the limits allowed under the IRC for most of the Company’s full-time U.S. employees. The MCHP provides unfunded benefits for senior executives who are hired in the middle of their careers and that are in excess of the IRC limits applicable to the Qualified Plan. Such executives typically give up future pension benefits that they would have earned if they remained with their prior employers. The MCHP is consistent with the Company’s objective to attract and retain experienced senior executives in order to execute the Company’s business strategies. MCHP benefits are offset by benefits paid under the Qualified Plan. Both plans were closed to new participants, effective December 31, 2010.

These plans prohibit duplication of benefits. The Company adopted these plans as an additional means to attract and retain employees and to provide a competitive level of pension benefits. The retirement plans provide employees, including the NEOs, the opportunity to plan for future financial needs during retirement. Other than the MCHP, the actual pension benefit is calculated on the same basis for all participants, and is based on:

●	length of service;

●	covered compensation (base salary and annual incentive); and

●	age at retirement.

Stock option gains, time-lapse restricted shares or units and performance-restricted shares or units, as well as any extraordinary remuneration, play no part in the calculation of retirement benefits. For a more detailed discussion of the retirement plans and the accumulated benefits under these plans, see the Pension Benefits table and the accompanying narrative beginning on page 43.

Deferred Compensation Plans

The Company adopted the Deferred Compensation Plan and the Supplemental Retirement Plan to provide an opportunity for U.S.-based participants, including eligible NEOs, to save for future financial needs. The amount of salary and annual incentive earned by an employee is not affected by the plans. The plans essentially operate as unfunded, tax-advantaged personal savings accounts of the employee administered by the Company, and they contribute to the Company’s attractiveness as an employer. For a more detailed discussion of the deferred compensation arrangements relating to the NEOs, see the Nonqualified Deferred Compensation table and accompanying narrative on page 47.

Perquisites

The Company’s Personal Choice Program provides quarterly cash payments to executives in lieu of reimbursements for items such as tax or estate planning services or financial planning services. For NEOs, the annual cash payments range from $32,000 to $48,000, are reviewed by the Committee annually, are fully taxable to executives and are included in the Summary Compensation Table on page 36. The Committee believes that perquisite payments are appropriate to reimburse executives for financial and tax planning services or other purposes, so that the executives are not distracted from devoting their time and energy to their responsibilities to the Company. The Company also provides long-term disability protection for NEOs. Other perquisites provided by the Company to NEOs in fiscal 2011 were the payment of car and driver expenses for Mr. Conant and Ms. Morrison, driver expenses for Ms. Kaden, relocation expenses for Mr. Owens and Mr. Alexander, and expenses relating to an overseas assignment for Mr. Alexander.

Severance Plans

The Company has severance plans for its U.S.-based exempt employees. All exempt salaried employees in the U.S., including NEOs, are covered by the plans, under which payments are based on level of responsibility, seniority and/or length of service. For the NEOs, the maximum payment under the plans is two times base salary. The payment and benefit levels defined in the Company’s severance plans for U.S.-based exempt employees have been determined primarily by reference to the amount of time customarily required for employees who are involuntarily terminated without cause to find other employment. The Company believes that, due to the relative scarcity of senior executive roles, employees at higher levels in the organization generally need more time to locate comparable positions elsewhere than those at lower levels. The Company also periodically reviews the severance benefits provided at other Fortune 500 companies. Assurance of a reasonable measure of financial security in the event of involuntary termination is important to candidates for executive positions, and the extent of the severance benefits offered by Campbell in comparison with those available at other companies is sometimes a significant factor in their evaluations of the attractiveness of opportunities at Campbell. The Company generally does not enter into employment contracts in the United States and none of the NEOs, including the CEO, have an employment contract. The Company provides the severance plans to reassure employees of assistance in their transition to new employment in the event the Company terminates their employment. For a more detailed discussion of these severance arrangements, see Potential Payments on Termination or Change in Control beginning on page 48.

Change in Control Benefits

The Company has entered into Change in Control Severance Protection Agreements (“CIC Agreements”) with the NEOs as well as all other executive officers. The CIC Agreements provide for severance pay and continuation of certain benefits should a change in control occur. The independent members of the Board of Directors unanimously approved entry into the CIC Agreements beginning in 2000. The Committee believes that the CIC Agreements are necessary in order to retain stability in the senior executive team in the event there is a threatened or actual change in control. The Agreement requires the occurrence of the following two events in order for an executive to receive payments and benefits: (1) the executive’s employment must be terminated involuntarily and without cause (whether actual or “constructive”) and (2) the termination must occur within two years following a change in control. The Company also has change in control provisions in its AIP, its long-term incentive plans and its U.S. retirement plans, and these provisions apply equally to all participants in the plans, including the NEOs. In March 2010, the Committee determined that provisions for “gross-up” payments to cover any federal excise taxes owed on change in control-related severance payments and benefits will be eliminated in any change in control agreement entered into after January 1, 2011.

Accounting and Tax Implications

Section 162(m) of the IRC limits the tax deductibility of compensation paid to an NEO to $1 million, except to the extent the compensation is performance based. The Committee’s policy is to comply with the requirements of section 162(m) except where the Committee determines that compliance is not in the best interests of the Company and its shareowners. All annual incentive payments and restricted stock unit grants to executive officers during fiscal year 2011, other than the Strategic Transition Grants, met the requirements for deductibility under section 162(m). A tax deduction is not available under section 162(m) for the incremental amount of the base salary of a NEO that exceeds $1 million.

CEO Compensation

Fiscal 2011 — Douglas R. Conant

The fiscal 2011 compensation components for Douglas R. Conant were consistent with the program generally described above. Mr. Conant’s compensation was designed to be competitive with the CEO compensation paid in the Compensation Peer Group and his incentive compensation was directly linked to both Company performance and his performance. The process used to review and establish Mr. Conant’s compensation for fiscal 2011 was as follows:

●	In June 2007, the Committee approved a reduction of Mr. Conant’s AIP target from 175% to 150% of base salary and a reduction in his LTI target from 615% to 565% of base salary for fiscal 2008. The Committee subsequently reviewed these targets and determined that they remained appropriate for fiscal 2009 and fiscal 2010.

●	In September 2007, the Committee increased Mr. Conant’s salary from $1,140,000 to $1,185,000. In September 2008 and September 2009, the Committee determined that Mr. Conant’s base salary of $1,185,000 remained appropriate.

●	In June 2010, the Committee reviewed Mr. Conant’s AIP and LTI targets and determined that the reduced targets initially established in June 2007 continued to remain appropriate for fiscal 2011.

●	In September 2010, the Committee determined that Mr. Conant’s base salary of $1,185,000, originally established in September 2007, remained appropriate for fiscal 2011.

●	In September 2011, the Committee and the Board evaluated Mr. Conant’s performance based on the Company’s performance for fiscal 2011 as measured by the scorecard approach described above under “Annual Incentive Plan,” and evaluated his personal performance with a focus on his leadership in the following areas: a successful CEO transition; management development and succession planning; and strategic planning.

Based on the above review of competitive data, Company performance and Mr. Conant’s performance, on October 1, 2010, he received a grant of 127,911 TSR performance-restricted share units and 54,819 EPS performance-restricted share units. His annual incentive award earned for fiscal 2011 was $1,244,250, which represented 70% of his target amount. This award was based on Company performance compared to the goals for the AIP described on pages 28 through 30 and his performance as determined by the Committee and the Board in the CEO evaluation process.

Fiscal 2012 — Denise M. Morrison

Denise M. Morrison became President and Chief Executive Officer of the Company on August 1, 2011, the beginning of fiscal 2012. The components of Ms. Morrison’s fiscal 2012 compensation package are consistent with the program generally described above. In June 2011, the Committee, after reviewing CEO compensation in the Compensation Peer Group, established a base salary for Ms. Morrison for fiscal 2012 of $950,000. Ms. Morrison’s fiscal 2012 AIP target is 140% of her base salary, and her fiscal 2012 LTI target is 510% of her base salary for median performance.

Looking Ahead — Executive Compensation Program for Fiscal 2012

In fiscal 2011, management and the Board of Directors conducted a comprehensive strategic review of the Company’s recent financial performance and business strategies. In July 2011, the Company announced a new strategic framework focused on expansion of the Company’s brand and product platforms in its three core categories of simple meals, healthy beverages and baked snacks. The new framework is centered on three growth strategies:

●	Stabilize and then profitably grow the Company’s North America soup and simple meals business.

●	Expand the company’s international presence.

●	Continue to drive growth in the Company’s healthy beverages and baked snacks businesses.

Implementation of the Company’s new strategic framework will require substantial investment in fiscal 2012 to extend product platforms, re-invigorate consumer-focused marketing to expand the equities of its core brands, and drive global expansion. The Company expects that these investments will set the stage for profitable growth in fiscal 2013 and beyond.

The executive compensation program for fiscal 2012 will be designed to support the successful execution of the new strategic framework. A significant portion of the grants under the LTI Program will be based on two key metrics — net sales and EPS growth — which are primary drivers of long-term shareholder returns. The AIP scorecard for fiscal 2012 will focus on financial, marketplace, operational and strategic performance objectives that are critical to the execution of the strategy. Additional detail regarding the fiscal 2012 programs will be provided in the 2012 proxy statement.

Fiscal 2011 Summary Compensation Table

The following Summary Compensation Table (“SCT”) provides information concerning the compensation of the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers (“named executive officers” or “NEOs”) for fiscal 2011. Fiscal 2010 and fiscal 2009 information is not included for Mark R. Alexander because he was not a named executive officer of the Company during those fiscal years. The principal position shown in the table for each NEO is as of July 31, 2011. As noted above, Denise M. Morrison assumed the role of President and Chief Executive Officer on August 1, 2011, the first day of the 2012 fiscal year. For a complete understanding of the table, please read the narrative disclosures that follow the table.

							Change
							In Pension
						Non-Equity	Value and
						Incentive	Nonqualified
						Plan	Deferred	All Other
Name and				Stock	Option	Compensation	Compensation	Compensation
Principal Position	Year	Salary ($)	Bonus ($)	Awards ($)	Awards ($)	($)	Earnings ($)	($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Douglas R. Conant	2011	$1,185,000	$0	$7,501,564	$0	$1,244,250	$936,749	$224,372	$11,091,935
President and Chief Executive	2010	$1,185,000	$0	$7,229,271	$0	$1,510,875	$2,028,962	$215,555	$12,169,663
Officer	2009	$1,185,000	$0	$8,101,198	$0	$2,044,125	$2,955,393	$226,889	$14,512,605

Denise M. Morrison	2011	$837,500	$0	$1,729,674	$0	$602,292	$421,606	$100,851	$3,691,923
Executive Vice President and	2010	$650,000	$0	$1,930,127	$0	$323,213	$768,958	$78,332	$3,750,630
Chief Operating Officer	2009	$628,333	$0	$2,115,016	$0	$686,205	$91,230	$67,825	$3,588,609

B. Craig Owens	2011	$793,000	$0	$3,360,612	$0	$573,628	$1,131,097	$617,473	$6,475,810
Senior Vice President,	2010	$780,000	$0	$2,255,056	$0	$563,550	$1,110,334	$423,672	$5,132,612
Chief Financial Officer and Chief Administrative Officer	2009	$641,500	$1,350,000	$1,563,540	$0	$672,750	$426,950	$446,160	$5,100,900

Ellen Oran Kaden	2011	$632,225	$40,000	$2,660,615	$0	$418,908	$325,643	$169,227	$4,246,618
Senior Vice President —	2010	$627,000	$0	$1,777,150	$0	$407,707	$835,829	$172,944	$3,820,630
Law and Government Affairs	2009	$622,500	$0	$2,087,268	$0	$661,924	$887,309	$165,921	$4,424,922

Mark R. Alexander	2011	$487,500	$0	$1,791,529	$0	$344,666	$268,628	$1,114,498	$4,006,821
Senior Vice President and
President — Campbell International

Salary (Column C)

The amounts reported in this column represent base salaries paid to each of the NEOs for fiscal 2011, 2010 and 2009, if the individual was a NEO in those years.

Bonus (Column D)

The amount reported in this column for fiscal 2009 represents a one-time cash payment to Mr. Owens in recognition of the forfeiture of short-term incentive opportunity and long-term incentive grants from Mr. Owens’ prior employment. The amount reported in this column for Ms. Kaden represents a payment under an employee recognition program for outstanding performance. Payments under the AIP are listed in column G.

Stock Awards (Column E)

The amounts reported in this column include LTI awards and, for Mr. Owens, Ms. Kaden and Mr. Alexander, Strategic Transition Grants made on July 1, 2011 to a limited number of executives in connection with the strategic and leadership transition. For additional detail regarding these grants, see the Grants of Plan-Based Awards for Fiscal 2011 table on page 39.

The amounts reported represent the aggregate grant date fair value of the stock awards, calculated in accordance with ASC Topic 718, for the listed fiscal year. The assumptions used by the Company in calculating these amounts are included in Note 17 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended July 31, 2011 (“2011 Form 10-K”). In accordance with current SEC disclosure requirements, the amount reported for fiscal 2009, which was previously reported as the compensation expense recognized for financial reporting purposes, is reported above as the grant date fair value. To see the value of stock awards actually received by the NEOs in fiscal 2011, see the Option Exercises and Stock Vested in Fiscal 2011 table on page 42.

The amounts reported in the SCT for these awards may not represent the amounts that the NEOs will actually realize from the awards. Whether, and to what extent, a NEO realizes value will depend on the Company’s actual operating performance, stock price fluctuations and the NEO’s continued employment. Additional information on all outstanding stock awards is reflected in the Outstanding Equity Awards at 2011 Fiscal Year-End table on page 40.

Option Awards (Column F)

No stock options were granted to executives in fiscal years 2011, 2010 and 2009, therefore, there is no amount to report above. The Company ceased issuing stock options to employees beginning in fiscal 2006. To see the value received by NEOs upon exercise of option awards in fiscal 2011, see the Option Exercises and Stock Vested in Fiscal 2011 table on page 42. Details for each of the outstanding option awards to NEOs can be found in the Outstanding Equity Awards at 2011 Fiscal Year-End table on page 40.

Non-Equity Incentive Plan Compensation (Column G)

The amounts reported in this column reflect the amounts earned and paid to the NEOs for fiscal 2011, 2010 and 2009 under the AIP. Payments under the AIP were calculated as described in the Compensation Discussion and Analysis beginning on page 28.

Change in Pension Value and Nonqualified Deferred Compensation Earnings (Column H)

The change in pension amounts reported for fiscal 2011 are comprised of changes between August 1, 2010 and July 31, 2011 in the actuarial present value of the accumulated pension benefits for each of the NEOs. The NEOs receive pension benefits under the same formula applied to all U.S. salaried employees, except for benefits accrued under the Mid-Career Hire Pension Plan. The assumptions used by the Company in calculating the change in pension value are described beginning on page 45.

The values reported in this column are theoretical, as those amounts are calculated pursuant to SEC requirements and are based on assumptions used in preparing the Company’s consolidated audited financial statements for the years ended August 1, 2010 and July 31, 2011. The Company’s pension plans utilize a different method of calculating actuarial present value for the purpose of determining a lump sum payment, if any, under the plans. The change in pension value from year to year as reported in the table is subject to market volatility and may not represent the value that a NEO will actually accrue under the Company’s pension plans during any given year. The material provisions of the Company’s pension plans and deferred compensation plans are described beginning on page 43 and on page 47.

No NEO received above-market earnings (as this term is defined by the SEC) on their nonqualified deferred compensation accounts during fiscal 2011.

All Other Compensation (Column I)

The amounts reported in this column reflect, for each NEO, the sum of (i) the incremental cost to the Company of all perquisites and other personal benefits; (ii) amounts contributed by the Company to the 401(k) plan and the 401(k) supplemental program, which are part of the Company’s deferred compensation plans; and (iii) the premiums paid by the Company for executive long-term disability benefits.

The following table outlines those (i) perquisites and other personal benefits and (ii) additional all other compensation required by the SEC rules to be separately quantified:

			401(k)
		401(k)	Supplemental
	Personal	Company	Company	Long-Term
Name	Choice(1)	Contribution	Contribution(2)	Disability	Other		Total
Douglas R. Conant	$48,000	$9,800	$77,989	$5,847	$82,736	(3)	$224,372

Denise M. Morrison	$32,000	$9,800	$29,032	$4,451	$25,568	(4)	$100,851

B. Craig Owens	$32,000	$10,325	$35,013	$4,594	$535,541	(5)	$617,473

Ellen Oran Kaden	$47,000	$9,800	$25,092	$5,557	$81,778	(6)	$169,227

Mark R. Alexander	$32,000	$9,800	$14,643	$2,479	$1,055,576	(7)	$1,114,498

(1)	See page 33 for a description of the Company’s Personal Choice program

(2)	See page 47 for a description of the supplemental 401(k) program.

(3)	Other compensation includes $54,014 for driver expenses and $28,553 for vehicle expenses.

(4)	Other compensation includes $4,858 for use of a car service, $15,134 for driver expenses and $5,015 for vehicle expenses.

(5)	Other compensation includes $535,156 for relocation expenses.

(6)	Other compensation includes $81,778 for driver expenses.

(7)	Other compensation includes $926,597 for expenses associated with an overseas assignment and $128,979 of relocation expenses.

Total Compensation (Column J)

The amounts reported in this column are the sum of columns C through I for each of the NEOs. All compensation amounts reported in this column include amounts paid and amounts deferred.

Grants of Plan-Based Awards in Fiscal 2011

										All Other
									All	Option
			Estimated Possible Payouts			Estimated Future Payouts			Other	Awards:	Exercise	Grant
			Under Non-Equity Incentive			Under Equity Incentive Plan			Stock	# of	or Base	Date
			Plan Awards			Awards			Awards:	Securities	Price of	Fair
									# of	Underlying	Option	Value of
		Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock	Options	Awards	Stock
Name		Date	($)	($)	($)	(#)	(#)	(#)	Units (#)	(#)	($/sh)	Awards ($)

Douglas R. Conant	TSR Grant	10/1/2010	—	—	—	63,955	127,911	287,799	—	—	—	$5,523,146

	EPS Grant	10/1/2010	—	—	—	54,819	54,819	54,819	—	—	—	$1,978,418

	AIP	5/27/2010	$0	$1,777,500	$3,555,000	—	—	—	—	—	—	—

Denise M. Morrison	TSR Grant	10/1/2010	—	—	—	14,746	29,493	66,359	—	—	—	$1,273,496

	EPS Grant	10/1/2010	—	—	—	12,640	12,640	12,640	—	—	—	$456,178

	AIP	5/27/2010	$0	$860,417	$1,720,834	—	—	—	—	—	—	—

B. Craig Owens	TSR Grant	10/1/2010	—	—	—	19,949	39,899	89,772	—	—	—	$1,722,823

	EPS Grant	10/1/2010	—	—	—	17,100	17,100	17,100	—	—	—	$617,139

	Strategic	7/1/2011	—	—	—	—	—	—	29,456	—	—	$1,020,650

	Transition Grant

	AIP	5/27/2010	$0	$795,600	$1,591,200	—	—	—	—	—	—	—

Ellen Oran Kaden	TSR Grant	10/1/2010	—	—	—	15,722	31,444	70,749	—	—	—	$1,357,739

	EPS Grant	10/1/2010	—	—	—	13,476	13,476	13,476	—	—	—	$486,349

	Strategic	7/1/2011	—	—	—	—	—	—	23,565	—	—	$816,527

	Transition Grant

	AIP	5/27/2010	$0	$569,943	$1,139,886	—	—	—	—	—	—	—

Mark R. Alexander	TSR Grant	10/1/2010	—	—	—	8,312	16,625	37,406	—	—	—	$717,861

	EPS Grant	10/1/2010	—	—	—	7,125	7,125	7,125	—	—	—	$257,141

	Strategic	7/1/2011	—	—	—	—	—	—	23,565	—	—	$816,527

	Transition Grant

	AIP	5/27/2010	$0	$391,666	$783,332	—	—	—	—	—	—	—

The Compensation Committee sets annual grant targets for executives participating in the LTI Program. The dollar targets are expressed as a percentage of salary and converted to units based upon the average closing stock price during the last 20 trading days in the month of August. The Committee’s practice is to approve LTI grants at its September meeting with a grant date of October 1. The performance period for all performance-based grants made during fiscal 2011 is fiscal years 2011-2013. The target units are credited to the executives on the grant date. For units granted in fiscal 2011, dividend equivalents will not be paid on the units during the performance period. Instead, accumulated dividends will be paid on the restricted share units that vest at the end of the performance period when the grants are paid out.

The Compensation Committee certifies the attainment of performance goals, and any earned shares are distributed to participants following the end of the applicable performance period. One-third of EPS units are paid based on EPS performance in each of fiscal years 2011, 2012 and 2013. See the description in the CD&A beginning on page 30 for information about targets, performance goals and payment of shares. The grants have specific rules related to the treatment of the units in the event of termination for cause, voluntary resignation, retirement, involuntary termination and change in control. These provisions are described under Potential Payments Upon Termination or Change in Control beginning on page 48.

The amounts listed under the Estimated Possible Payments under Non-Equity Incentive Plan Awards Columns represent the minimum, target and maximum payouts for each executive under the AIP for fiscal 2011. Actual amounts awarded for fiscal 2011 to each NEO are listed in the Summary Compensation Table on page 36.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table provides information on the current holdings of stock options and restricted share units by the NEOs. This table includes unexercised option awards; unvested time-lapse restricted share units; and unvested performance-restricted share units. Each equity grant is shown separately for each NEO. The vesting schedule for the grants is shown following this table, based on the grant date. The market value of the stock awards is based on the closing market price of Campbell stock on July 29, 2011, which was $33.05. The performance-restricted share units, which were initially granted on October 1, 2008, October 1, 2009 and October 1, 2010 are subject to specific goals during the performance period as explained in the CD&A beginning on page 30. The market value as of July 29, 2011, shown below assumes the satisfaction of these goals. For additional information about the option and stock awards granted prior to fiscal 2009, see the description of long-term incentive compensation in the CD&A beginning on page 30.

	Option Awards(1)						Stock Awards(2)
				Equity
				Incentive						Equity	Equity
				Plan						Incentive	Incentive
		Number of	Number of	Awards:						Plan	Plan
		Securities	Securities	Number of						Awards:	Awards:
		Underlying	Underlying	Securities					Market	Number	Market
	Grant	Unexercised	Unexercised	Underlying				Number of	Value of	of	Value of
	Date	Options	Options	Unexercised	Option	Option	Grant	Unvested	Unvested	Unvested	Unvested
	for	Exercisable	Unexercisable	Unearned	Exercise	Expiration	Date for	Stock	Stock	Stock	Stock
	Options	(#)	(#)	Options (#)	Price ($)	Date	Restricted	Units (#)	Units ($)	Units (#)	Units ($)
Name	(a)	(b)	(c)	(d)	(e)	(f)	Units	(g)	(h)	(i)	(j)
Douglas R. Conant	7/25/2002	310,695	0	—	$22.95	7/25/2012	10/1/2008			125,783	$4,157,128
	9/25/2003	904,000	0	—	$26.84	9/25/2013	10/1/2009			151,770	$5,015,999
	9/23/2004	805,000	0	—	$26.36	9/23/2014	10/1/2010			127,911	$4,227,459
							10/1/2008			17,969	$593,875
							10/1/2009			43,364	$1,433,180
							10/1/2010			54,819	$1,811,768

Denise M. Morrison	4/28/2003	65,000	0	—	$22.10	4/28/2013	10/1/2008	13,500	$446,175
	9/25/2003	62,000	0	—	$26.84	9/25/2013	10/1/2008			24,423	$807,180
	9/23/2004	41,400		—	$26.36	9/23/2014	10/1/2009			40,520	$1,339,186
							10/1/2010			29,493	$974,744
							10/1/2008			3,489	$115,311
							10/1/2009			11,578	$382,653
							10/1/2010			12,640	$417,752

B. Craig Owens							11/1/2008	20,600	$680,830
							7/1/2011	29,456	$973,521
							10/1/2009			47,342	$1,564,653
							10/1/2010			39,899	$1,318,662
							10/1/2009			13,527	$447,067
							10/1/2010			17,100	$565,155

Ellen Oran Kaden	9/28/2001	108,000	0	—	$27.99	9/28/2011	7/1/2011	23,565	$778,823
	7/25/2002	86,250	0	—	$22.95	7/25/2012	10/1/2008			32,408	$1,071,084
	9/25/2003	100,000	0	—	$26.84	9/25/2013	10/1/2009			37,309	$1,233,062
	9/23/2004	75,900	0	—	$26.36	9/23/2014	10/1/2010			31,444	$1,039,224
							10/1/2008			4,630	$153,022
							10/1/2009			10,660	$352,313
							10/1/2010			13,476	$445,382

Mark R. Alexander							10/1/2008	1,999	$66,067
							10/1/2009	4,719	$155,963
							10/1/2009	8,100	$267,705
							7/1/2011	23,565	$778,823
							10/1/2008			13,988	$462,303
							10/1/2009			16,513	$545,755
							10/1/2010			16,625	$549,456
							10/1/2010			7,125	$235,481

(1)	All options vested in accordance with the following schedule:

•	the first 30% vested on the first anniversary of the grant date;

•	an additional 30% vested on the second anniversary of the grant date; and

•	an additional 40% vested on the third anniversary of the grant date.

(2)	The stock awards vest as explained below.

•	The time-lapse restricted share units listed in column (g) vest as follows:

Grant Date	Grantee(s)	Vesting Schedule

October 1, 2008	Denise M. Morrison	September 30, 2011
October 1, 2008	Mark R. Alexander	September 30, 2011
November 1, 2008	B. Craig Owens	November 1, 2011
October 1, 2009	Mark R. Alexander	2,359 shares on September 30, 2011
2,360 shares on September 30, 2012
8,100 shares on October 1, 2012
July 1, 2011	B. Craig Owens	June 30, 2013
July 1, 2011	Ellen Oran Kaden	June 30, 2013
July 1, 2011	Mark R. Alexander	June 30, 2013

•	The performance-restricted share units listed in column (i) vest in accordance with the following schedule:

Grant Dates	Vesting Schedule

10/1/2008, 10/1/2009 and 10/1/2010	The TSR performance-restricted share units which are listed first in column (i), vest 100% in 3 years provided the Company achieves a TSR ranking that results in a 100% payment (see pages 30 through 31 of the CD&A). The EPS performance-restricted share units which are listed second in column (i), vest 1/3 in 1 year; 1/3 in 2 years; and 1/3 in 3 years, provided the fiscal year EPS performance goal is achieved (see page 30 of the CD&A).

Option Exercises and Stock Vested in Fiscal 2011

The following table provides information, for the NEOs on (1) stock option exercises during fiscal 2011, including the number of shares acquired upon exercise and the value realized, and (2) the number of shares acquired upon the vesting of stock awards and the value realized, each before payment of any applicable withholding tax.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares	Value Realized
	on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Douglas R. Conant(1)	900,000	$5,137,458	179,748	$6,425,991
Denise M. Morrison(2)	0	$0	42,676	$1,479,903
B. Craig Owens(3)	0	$0	27,363	$987,497
Ellen Oran Kaden(4)	0	$0	43,046	$1,555,955
Mark R. Alexander(5)	75,413	$598,815	23,538	$841,484

(1)	The dollar value realized on exercise of stock options reflects the total pre-tax value realized (Campbell stock price at exercise minus the option’s exercise price). Mr. Conant received 39,650 shares at a market price of $35.75 on September 30, 2010 upon the vesting of EPS performance-restricted shares. In addition, on September 30, 2010, his deferred compensation account was credited with 122,585 shares upon the vesting of TSR performance-restricted shares at 100% of the initial grant amount, and 17,513 shares upon the vesting of EPS performance-restricted shares. He had elected to defer these shares to the Campbell stock fund in the Supplemental Retirement Plan shortly after the grant date.

(2)	Ms. Morrison received 21,904 shares at a market price of $35.75 on September 30, 2010 upon the vesting of TSR performance-restricted shares at 100% of the initial grant amount, and 13,972 shares with a market price of $35.75 on September 30, 2010, upon the vesting of EPS performance-restricted shares. Ms. Morrison also received 6,800 TSR performance-restricted shares which vested on September 23, 2010 at 100% of the initial grant amount at a market price of $29.02, which was the market price on the date the shares became taxable under the banking feature of the LTI Program.

(3)	Mr. Owens received 20,600 shares at a market price of $36.20 on November 1, 2010 upon the vesting of time-lapse restricted shares, and 6,763 shares with a market price of $35.75 on September 30, 2010, upon the vesting of EPS performance-restricted shares.

(4)	Ms. Kaden received 22,317 shares at a market price of $35.75 on September 30, 2010 upon the vesting of TSR performance-restricted shares at 100% of the initial grant amount, and 14,743 shares with a market price of $35.75 on September 30, 2010, upon the vesting of EPS performance-restricted shares. Ms. Kaden also received 5,986 TSR performance-restricted shares which vested on September 23, 2010 at 100% of the initial grant amount at a market price of $38.60, which was the market price on the date the shares became taxable under the banking feature of the LTI Program.

(5)	The dollar value realized on exercise of stock options reflects the total pre-tax value realized (Campbell stock price at exercise minus the option’s exercise price). Mr. Alexander received 16,783 shares at a market price of $35.75 on September 30, 2010 upon the vesting of TSR performance-restricted shares at 100% of the initial grant amount, and 6,755 shares with a market price of $35.75 on September 30, 2010, upon the vesting of time-lapse restricted shares.

Pension Benefits — Fiscal 2011

		Number of	Present
		Years of	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)
Douglas R. Conant	Retirement and Pension Plan	10.6	$224,935	$0

	Mid-Career Hire Pension Plan	10.6	$14,477,450	$0

Denise M. Morrison	Retirement and Pension Plan	8.3	$174,938	$0

	Mid-Career Hire Pension Plan	8.3	$3,110,986	$0

B. Craig Owens	Retirement and Pension Plan	2.8	$72,613	$0

	Mid-Career Hire Pension Plan	2.8	$2,595,768	$0

Ellen Oran Kaden	Retirement and Pension Plan	13.3	$516,432	$0

	Mid-Career Hire Pension Plan	13.3	$4,664,642	$0

Mark R. Alexander	Retirement and Pension Plan	18.9	$364,707	$0

	Mid-Career Hire Pension Plan	18.9	$1,044,051	$0

Senior executives participate in two defined benefit plans: (1) the Retirement and Pension Plan (“Qualified Plan”) and (2) the Mid-Career Hire Pension Plan (“MCHP”).

The Qualified Plan

The Qualified Plan was established and designed to provide funded, tax-qualified pension benefits for eligible U.S.-based employees of the Company up to the limits allowed under the IRC. The Qualified Plan became a cash balance pension plan on May 1, 1999. Participants who had an accrued benefit as of April 30, 1999 are eligible to receive the greater of their pension benefit under the prior plan formula, which is based on final average pay, or the cash balance benefit. Employees who became participants in the Qualified Plan on or after May 1, 1999 are eligible only for the cash balance benefit. All of the NEOs, with the exception of Ms. Kaden and Mr. Alexander, became participants in the Qualified Plan after May 1, 1999.

In January 2010, the Board of Directors took action to close the Qualified Plan to new participants, effective December 31, 2010 and, instead, offer eligible employees new defined contribution benefits with enhancements to the Company’s 401(k) plan. This action is consistent with the Company’s efforts to move towards defined contribution plans as the vehicle for offering retirement benefits to its employees. The Qualified Plan remains available to all active participants.

A participant in the Qualified Plan receives an account consisting of an opening account balance, pay credits and interest credits.

•	Opening Account Balance: If an employee was an active participant on April 30, 1999, he or she would receive an opening account balance consisting of an age 65 benefit accrued under the Qualified Plan as of December 31, 1998, converted to a lump sum cash value using an interest rate of 5.25% and the 1983 unisex Group Annuity Mortality table. If an employee became a participant on or after May 1, 1999, the opening account balance is zero.

•	Pay Credits: Pay credits equal a percentage of a participant’s eligible compensation, which is limited by the IRC. Pay credits are credited as of the last day of each calendar year and made based upon the following formula:

Age as of December 31
of Prior Calendar Year	Pay Credit Rate

Less than 30	4.5%
30 but less than 40	5.5%
40 but less than 50	7.0%
50 but less than 60	8.0%
60 or more	9.0%

If a participant terminates employment before the end of a calendar year, he or she will be credited with pay credits as of the last day of the month in which the employment ended.

•	Interest Credits: Interest is credited to a participant’s cash balance account as of the last day of each calendar year and is based on the average annual yield on the 30-year U.S. Treasury securities for the November of the prior calendar year. Interest credits will never be less than 2.5% or more than 10%.

Eligible compensation includes non-deferred base pay and AIP payments, deferred compensation attributable to pre-tax contributions for medical and dental premiums and 401(k) plan deferrals. Under the Qualified Plan, the named executive officers are not eligible for unreduced benefits before attaining the normal retirement age of 65. The only exceptions are Ms. Kaden and Mr. Alexander, who will each be eligible for an unreduced benefit after attaining age 62. In addition, the Company does not credit extra service beyond the actual years of an employee’s participation in the plan. Qualified Plan participants are 100% vested in their accrued benefit after attaining three years of service. Lump sum payments are available as a form of distribution under the Qualified Plan.

The Present Value of Accumulated Benefit is the lump sum present value of the annual pension benefit that was earned as of July 31, 2011, and that would be payable at age 65. The present value of accumulated benefits for the Qualified Plan was determined in the same manner for all named executive officers, except for Ms. Kaden and Mr. Alexander.

Because Ms. Kaden and Mr. Alexander had an accrued benefit on April 30, 1999, their benefits are determined using the prior plan formula of 1% of their Final Average Pay up to the Social Security Covered Compensation amount plus 1.5% of their Final Average Pay in excess of the Social Security Covered Compensation times their years of service. Final Average Pay is the average of eligible compensation earned in the highest 5 calendar years, whether or not consecutive, during the last 10 years of employment. Social Security Covered Compensation is the un-indexed average of the taxable wage base in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which the participant ceases to be an employee of the Company. Under the prior plan formula, if a participant continues to work with the Company until at least age 55 with 5 years of service, the benefit is reduced 5% per year for each year that the benefit commences prior to age 62. If the participant terminates employment after attaining age 62, he or she is eligible for an unreduced benefit. The present value of Ms. Kaden’s and Mr. Alexander’s accumulated benefit is the lump sum present value of the annual pension benefit that was earned as of July 31, 2011, and that would be payable at age 62.

The Mid-Career Hire Pension Plan (“MCHP”)

The MCHP is an unfunded, nonqualified plan for certain U.S.-based senior executives. It is intended to provide a participant with a pension benefit which approximates the pension earned by an employee who worked his or her entire career for the Company. The Company established the MCHP to attract and retain more experienced executives who were hired mid-career and would be unable to accumulate a full pension over an entire career with a single employer. The MCHP also provides benefits in excess of the IRC limits that are applicable to the Qualified Plan.

The benefit provided under the MCHP is payable as an annuity beginning on the first day of the seventh month following termination of employment. Depending on a participant’s age and years of service, he or she will be eligible to receive an MCHP benefit under either the income replacement formula or the excess benefit formula. If a participant satisfies the eligibility criteria such that he or she is eligible for an MCHP benefit under both formulas, the formula resulting in the higher benefit shall apply.

In May 2010, the Committee determined to close the MCHP to any new participants, effective December 31, 2010 and, instead, offer eligible senior executives a new nonqualified defined contribution account with a vesting schedule designed to balance attraction and retention objectives. Like the closure of the Qualified Plan, this action is consistent with the Company’s efforts to move towards defined contribution plans as the vehicle for offering retirement benefits to its employees. The current MCHP design will be maintained for all active participants.

Income Replacement Formula

A participant who is age 55 with at least 5 years of employment is eligible for an MCHP benefit under the income replacement formula. If such a participant terminates employment on or after age 62, the MCHP benefit is calculated as an annual single life annuity equal to 37.5% of a participant’s Adjusted Final Pay reduced by the Qualified Plan benefit. If the participant terminates before age 62, the single life annuity will be reduced by 5% per year for each year that the benefit commences prior to age 62. Adjusted Final Pay is equal to the average of eligible compensation earned in the highest 5 calendar years, whether or not consecutive, during the last 10 years of a participant’s career as a covered employee. Participants are eligible for unreduced pensions under the income replacement formula beginning at age 62.

Excess Benefit Formula

A participant who has at least 3 years of service is eligible for an MCHP benefit under the excess benefit formula. If such a participant terminates employment on or after 3 years of service, the benefit is calculated using the pension formula under the Qualified Plan described above but only on eligible compensation in excess of the IRC limit on compensation. Participants shall receive reduced pensions under the excess benefit formula if they begin to receive payments before normal retirement age, which is age 65.

The MCHP defines eligible compensation in the same manner as in the Qualified Plan. In addition, the MCHP provides benefit accruals on base pay or AIP payments that are deferred. Mr. Conant, Ms. Morrison and Ms. Kaden are vested in the MCHP benefit using the income replacement formula as they have satisfied the age and service criteria. Currently, none of the NEOs have attained age 62. The Company does not grant extra years of service for the pension benefit portion of the MCHP benefit. The Present Value of Accumulated Benefit is the lump sum present value of the annual pension benefit that was earned as of July 31, 2011, and that would be payable under the MCHP at age 62. A lump sum form of payment was used for purposes of completing the Pension Benefit Table, although a lump sum form of payment is not available under the MCHP.

Assumptions

For purposes of determining the Present Value of Accumulated Benefits, the following assumptions were used:

Fiscal Year Ended	2011	2010	2009
ASC 715 Discount Rate	5.3%	5.4%	6.0%
Retirement Age for Qualified Plan	65 for cash balance or 62 for the prior plan formula	65 for cash balance or 62 for the prior plan formula	65 for cash balance or 62 for the prior plan formula
Retirement Age for MCHP	62	62	62
Pre-retirement Mortality or Disability	None	None	None
Post-retirement Mortality	1994 GAM M/F	1994 GAM M/F	1994 GAM M/F
Cash Balance Interest Rate	4.25%	4.25%	4.25%
Form of Payment	Lump sum using ASC 715 assumption methods	Lump sum using ASC 715 assumption methods	Lump sum using ASC 715 assumption methods

The accumulated benefit is calculated based on credited service and pay as of July 31, 2011. The values reported in the Present Value of Accumulated Benefit column are theoretical and are calculated and presented according to SEC requirements. These values are based on assumptions used in preparing the Company’s consolidated audited financial statements for the year ended July 31, 2011. The Company’s pension plans use a different method of calculating actuarial present value for the purpose of determining a lump sum payment, if any, under the plans. Using applicable plan assumptions, the lump sum present value of the two defined benefit plans combined for each NEO as of July 31, 2011 and payable as of September 1, 2011 was as follows: Mr. Conant: $14,414,602; Ms. Morrison: $3,149,196; Mr. Owens: $294,025; Ms. Kaden: $5,394,681; and Mr. Alexander: $959,159. All benefit calculations set forth in this narrative and in the Pension Benefit Table are estimates only; actual benefits will be based on data, applicable plan assumptions, pay and service at time of retirement.

Nonqualified Deferred Compensation — Fiscal 2011

					Aggregate
			Registrant		Withdrawals/
			Contributions	Aggregate	Distributions	Aggregate
		Executive	in	Earnings in	in	Balance at
		Contributions in	Last Fiscal	Last Fiscal	Last Fiscal	Fiscal Year
		Last Fiscal Year	Year	Year	Year	End (1)
Name	Plan Name	($)(1)	($)	($)	($)	($)
Douglas R. Conant	Deferred Compensation Plan	$0	$0	$(173,912)	$0	$8,529,808
	Supplemental Retirement Plan	$5,016,732	$77,989	$(1,271,336)	$0	$24,737,370
Denise M. Morrison	Deferred Compensation Plan	$0	$0	$(842)	$0	$16,386
	Supplemental Retirement Plan	$0	$29,032	$(36,996)	$0	$724,915
B. Craig Owens	Deferred Compensation Plan	$0	$0	$0	$0	$0
	Supplemental Retirement Plan	$164,450	$35,013	$(2,641)	$0	$477,539
Ellen Oran Kaden	Deferred Compensation Plan	$0	$0	$(62,423)	$0	$1,215,212
	Supplemental Retirement Plan	$0	$25,092	$(9,076)	$0	$172,899
Mark R. Alexander	Deferred Compensation Plan	$0	$0	$(33)	$0	$642
	Supplemental Retirement Plan	$0	$14,643	$(4,043)	$0	$75,527

(1)	The amounts listed for Messrs. Conant and Owens and Mses. Morrison and Kaden include amounts previously reported in summary compensation tables as salary, annual incentive payments or the value of grants of restricted stock.

The Deferred Compensation Plan and the Supplemental Retirement Plan are unfunded and maintained for the purpose of providing the Company’s U.S.-based executives and key managers the opportunity to defer a portion of their earned compensation. Currently, participants may defer a portion of their base salaries and annual incentive compensation. The ability of executives to defer all or a portion of their long-term incentive awards was eliminated for fiscal 2009 grants, and the ability to defer base salary was eliminated as of January 1, 2011.

Each participant’s contributions to the plans are credited to an investment account in the participant’s name. Gains and losses in the participant’s account are based on the performance of the investment choices the participant has selected. For deferral accounts, six investment choices are available, including the Campbell Stock Account. In addition to the Stock Account, participants have the opportunity to invest in: (i) Vanguard’s Institutional Index Fund; (ii) Vanguard’s Extended Market Index Fund; (iii) Vanguard’s Total International Stock Index Fund; (iv) Vanguard’s Total Bond Market Index Fund; and (v) a Charles Schwab Stable Value Fund. A participant may reallocate his or her investment account at any time among the six investment choices, except that reallocations of the Stock Account must be made in compliance with the Company’s policies on trading Company stock. Dividends on amounts invested in the Stock Account may be reallocated among the six investment accounts.

The Company credits a participant’s account with an amount equal to the matching contribution that the Company would have made to the participant’s 401(k) plan account if the participant had not deferred compensation under the plans. In addition, for those individuals whose base salary and annual incentive compensation exceed the IRC indexed compensation limit for the 401(k) plan ($245,000 for calendar years 2009, 2010 and 2011) and who defer a certain percentage of eligible pay to the 401(k) plan, the Company credits such individual’s account with an amount equal to the matching contribution the Company would have made to the 401(k) plan but for the compensation limit (supplemental 401(k) program). These Company contributions are fully vested. Except as described above, there is no Company match on deferred compensation.

Potential Payments upon Termination or Change in Control

The following section describes potential incremental payments upon termination of a NEO’s employment under various circumstances.

Termination for Cause

In the event of termination for cause, a NEO will forfeit any:

•	unpaid annual incentive compensation;

•	unvested time-lapse restricted and performance-restricted shares or units; and

•	all unexercised stock options, whether or not vested.

The NEO will be entitled to any vested pension benefit and vested balance in his or her deferred compensation account.

Voluntary Resignation

In the event of voluntary resignation prior to the end of a fiscal year, a NEO will forfeit any:

•	annual incentive compensation for that fiscal year; and

•	unvested time-lapse restricted and performance-restricted shares or units.

The NEO will be entitled to any vested pension benefits and vested balance in his or her deferred compensation account, and can exercise any outstanding vested stock options within three months of the officer’s last day of employment.

Retirement

In the event of retirement after attaining age 55 and five years of service, a NEO will be entitled to:

•	A pro rata portion of any annual incentive compensation for the current fiscal year based upon length of employment during the year. The pro rata portion will be paid out based upon business unit/function performance and individual performance as explained in the CD&A.

•	100% of any unvested time-lapse restricted shares or units, provided that the executive officer retires at least six months after the grant date. However, the special retention grants made in October 2008 to Ms. Morrison and in October 2009 to Mr. Alexander and the Strategic Transition Grants made in July 2011 to Mr. Owens, Ms. Kaden and Mr. Alexander require that they continue to be employed by the Company on the date of vesting.

•	A pro rata portion of any TSR performance-restricted shares or units based upon length of employment during the three-year restriction period, provided the executive officer retires at least six months after the grant date. The pro rata portion will be paid out at the end of the restriction period based upon the Company’s TSR ranking as explained in the CD&A.

•	100% of any EPS performance-restricted shares or units at the end of the restriction period based upon the Company’s EPS performance as explained in the CD&A, provided the NEO retires at least six months after the grant date.

The NEO will be entitled to any vested pension benefit and vested balance in his or her deferred compensation account, and can exercise any outstanding stock options through the end of the option expiration period.

Involuntary Termination

In the event of involuntary termination by the Company for any reason other than cause, a NEO will be entitled to:

•	A pro rata portion of any annual incentive compensation based upon length of employment during the fiscal year, provided the officer was employed for at least three months in the fiscal year. The pro rata portion will be paid out based upon business unit/function performance and individual performance as explained in the CD&A.

•	A pro rata portion of any unvested time-lapse restricted shares or units based upon length of employment during the applicable restriction period, provided the officer was employed for at least six months following the grant date. This includes the special retention grants made in October 2008 to Ms. Morrison and in October 2009 to Mr. Alexander and the Strategic Transition Grants made in July 2011 to Mr. Owens, Ms. Kaden and Mr. Alexander.

•	A pro rata portion of any TSR performance-restricted shares or units based upon length of employment during the three-year restriction period, provided the executive officer’s employment continued at least six months after the grant date. The pro rata portion will be paid out at the end of the restriction period based upon the Company’s TSR ranking as explained in the CD&A.

•	A pro rata portion of any EPS performance-restricted shares or units based upon length of employment during the restriction period, provided the executive officer’s employment continued at least six months after the grant date. The pro rata portion will be paid out at the end of the restriction period based upon the Company’s EPS performance as explained in the CD&A.

The NEO will be entitled to any vested pension benefit and vested balance in any deferred compensation account, and can exercise any vested outstanding stock options for a period of three years following the officer’s last day of employment.

The Company has a regular severance policy that applies to all the executive officers, including the NEOs. An executive officer will receive severance benefits equal to two times the officer’s base salary if the officer’s employment is involuntarily terminated by the Company without cause, except for change in control severance benefits which are described below. The severance benefits also include the continuation of medical benefits and life insurance unless the executive obtains medical benefits or life insurance from another employer.

In order to receive severance payments executive officers must execute severance agreements that contain provisions prohibiting the executive officer from disparaging the Company, soliciting Company employees to work elsewhere and competing with the Company.

Change in Control

Generally, a “Change in Control” will be deemed to have occurred in any of the following circumstances:

(i)	the acquisition of 25% or more of the outstanding voting stock of the Company by any person or entity, with certain exceptions for Dorrance family members;

(ii)	the persons serving as directors of the Company as of September 28, 2000, and those replacements or additions subsequently approved by a two-thirds vote of the Board, cease to make up more than 50% of the Board;

(iii)	a merger, consolidation or share exchange in which the shareowners of the Company prior to the merger wind up owning 50% or less of the surviving corporation; or

(iv)	a complete liquidation or dissolution of the Company or disposition of all or substantially all of the assets of the Company.

Under the CIC Agreements with the NEOs, severance pay would equal two and one half years’ base salary and annual incentive, medical, life and disability benefits would be provided at the expense of the

Company for the lesser of (i) 30 months or (ii) the number of months remaining until the executive’s 65th birthday. The Company would pay in a single payment an amount equal to the value of the benefit the executive would have accrued under the Company’s pension and 401(k) plans had the executive remained in the employ of the Company for an additional 30 months or until his or her 65th birthday, if earlier. The payments of these amounts are listed as “other payments” in the following tables.

Upon a Change in Control and termination of employment within two years, all restrictions upon any time-lapse restricted shares would lapse immediately and all such shares would become fully vested. An executive officer would become vested in, and restrictions would lapse on, the greater of (i) fifty percent (50%) of any performance-restricted shares or (ii) a pro rata portion of such performance-restricted shares based on the portion of the performance period that has elapsed to the date of the change in control.

During any fiscal year in which a Change in Control occurs, each participant in the Annual Incentive Plan (a) whose employment is terminated prior to the end of such year or (b) who is in the employ of the Company on the last day of such year would be entitled to receive, within thirty (30) days thereafter, a cash payment equal to the greater of (i) his or her target bonus award for such year or (ii) the average of the awards paid or payable to him or her under the AIP for the two most recent fiscal years ended prior thereto. Any amount to be paid to a participant who is not employed for the entire fiscal year would be prorated. The CIC Agreements provide for “gross-up” payments to cover any federal excise taxes owed on change in control-related severance payments and benefits.

In March 2010, the Committee determined that effective for any change in control agreement entered into after January 1, 2011, the provision for “gross-up” payments to cover any federal excise taxes owed on change in control-related severance payments and benefits would be eliminated.

The following tables display the incremental payments that would be made and the value of options or restricted stock and units that would vest in the event of termination for the reasons listed. The amounts included in equity listed for performance-restricted share units assume that the applicable performance goal is 100% attained, except in the event of a change in control. The amounts listed assume that termination occurred as of July 29, 2011, when the Company’s stock price was $33.05. The NEOs would be entitled to any vested pension benefits and any vested amounts in deferred compensation accounts that are disclosed above under “Pension Benefits” and “Nonqualified Deferred Compensation.” If an NEO is eligible to retire, the amounts listed below for voluntary resignation and retirement are the same.

Douglas R. Conant

			Involuntary
Incremental Benefits and Payments Upon	Voluntary		Termination
Termination	Resignation	Retirement	Without Cause	Change-in-Control
Compensation:
- Annual Incentive Plan (AIP) Award	—	—	—	—
- Equity	$12,004,619	$12,004,619	$12,004,619	$11,683,605
Benefits & Perquisites:
- Health and Welfare Benefits	—	—	$37,198	$46,498
Severance:
- Cash	—	—	$2,370,000	$7,406,250
- Excise Tax Gross-Up	—	—	—	$8,760,000
- Other Payments	—	—	—	$309,955

TOTAL:	$12,004,619	$12,004,619	$14,411,817	$28,206,308

Denise M. Morrison

			Involuntary
Incremental Benefits and Payments Upon	Voluntary		Termination
Termination	Resignation	Retirement	Without Cause	Change-in-Control
Compensation:
- Annual Incentive Plan (AIP) Award	—	—	—	—
- Equity	$3,213,385	$3,213,385	$3,213,385	$3,128,249
Benefits & Perquisites:
- Health and Welfare Benefits	—	—	$23,808	$29,760
Severance:
- Cash	—	—	$1,750,000	$4,338,543
- Excise Tax Gross-Up	—	—	—	$4,329,000
- Other Payments	—	—	—	$2,333,227

TOTAL:	$3,213,385	$3,213,385	$4,987,193	$14,158,779

B. Craig Owens

			Involuntary
Incremental Benefits and Payments Upon	Voluntary		Termination
Termination	Resignation	Retirement	Without Cause	Change-in-Control
Compensation:
- Annual Incentive Plan (AIP) Award	—	—	—	—
- Equity	—	—	$2,575,851	$2,925,652
Benefits & Perquisites:
- Health and Welfare Benefits	—	—	$37,546	$46,933
Severance:
- Cash	—	—	$1,591,200	$3,978,000
- Excise Tax Gross-Up	—	—	—	$3,297,000
- Other Payments	—	—	—	$4,841,650

TOTAL:	—	—	$4,204,597	$15,089,235

Ellen Oran Kaden

			Involuntary
Incremental Benefits and Payments Upon	Voluntary		Termination
Termination	Resignation	Retirement	Without Cause	Change-in-Control
Compensation:
- Annual Incentive Plan (AIP) Award	—	—	—	—
- Equity	$3,004,509	$3,004,509	$3,004,509	$2,925,222
Benefits & Perquisites:
- Health and Welfare Benefits	—	—	$34,762	$43,453
Severance:
- Cash	—	—	$1,266,540	$3,008,033
- Excise Tax Gross-Up	—	—	—	$0
- Other Payments	—	—	—	$294,453

TOTAL:	$3,004,509	$3,004,509	$4,305,811	$6,271,161

Mark R. Alexander

			Involuntary
Incremental Benefits and Payments Upon	Voluntary		Termination
Termination	Resignation	Retirement	Without Cause	Change-in-Control
Compensation:
- Annual Incentive Plan (AIP) Award	—	—	—	—
- Equity	—	—	$1,387,803	$1,654,549
Benefits & Perquisites:
- Health and Welfare Benefits	—	—	$34,174	$42,718
Severance:
- Cash	—	—	$1,000,000	$2,229,165
- Excise Tax Gross-Up	—	—	—	$0
- Other Payments	—	—	—	$807,288

TOTAL:	—	—	$2,421,977	$4,733,720

Fiscal 2011 Director Compensation

					Change in
	Fees				Pension Value
	Earned or	Stock		Non-Equity	and Nonqualified	All Other
	Paid in	Awards	Option	Incentive Plan	Deferred Compensation	Compensation
	Cash	(1)	Awards	Compensation	Earnings	(2)	Total
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Edmund M. Carpenter	$108,500	$108,500	$0	$0	$0	—	$217,000
Paul R. Charron	$328,500	$328,500	$0	$0	$0	—	$657,000
Bennett Dorrance	$118,500	$118,500	$0	$0	$0	—	$237,000
Harvey Golub	$103,500	$103,500	$0	$0	$0	—	$207,000
Lawrence C. Karlson	$106,000	$106,000	$0	$0	$0	—	$212,000
Randall W. Larrimore	$111,000	$111,000	$0	$0	$0	—	$222,000
Mary Alice D. Malone	$103,500	$103,500	$0	$0	$0	—	$207,000
Sara Mathew	$116,000	$116,000	$0	$0	$0	—	$232,000
William D. Perez	$106,000	$106,000	$0	$0	$0	—	$212,000
Charles R. Perrin	$123,500	$123,500	$0	$0	$0	—	$247,000
A. Barry Rand	$103,500	$103,500	$0	$0	$0	—	$207,000
Nick Shreiber	$103,500	$103,500	$0	$0	$0	—	$207,000
Archbold D. van Beuren	$103,500	$103,500	$0	$0	$0	—	$207,000
Les C. Vinney	$113,500	$113,500	$0	$0	$0	—	$227,000
Charlotte C. Weber	$103,500	$103,500	$0	$0	$0	—	$207,000

(1)	Amounts reported represent the aggregate grant date fair value of shares issued to each director during fiscal 2011, calculated in accordance with ASC Topic 718. The assumptions used by the Company in calculating these amounts are included in Note 17 to the Consolidated Financial Statements in the Company’s 2011 Form 10-K. Directors who served on the board on January 1, 2011 were issued shares representing the dollar value of 50% of their board retainer and committee fees based on the closing price on January 18, 2011 of the Company’s common stock on the New York Stock Exchange ($35.08).

(2)	The aggregate perquisites to any individual director did not exceed the SEC reporting threshold amount of $10,000.

The aggregate number of stock options outstanding for each non-employee director as of July 31, 2011 is set forth in the table below. The Company ceased issuing stock options to directors beginning in fiscal 2006.

Name	Options(#)

Edmund M. Carpenter	60,536
Paul R. Charron	28,516
Bennett Dorrance	82,085
Harvey Golub	105,495
Lawrence C. Karlson	0
Randall W. Larrimore	36,651
Mary Alice D. Malone	42,476
Sara Mathew	10,336
William D. Perez	0
Charles R. Perrin	42,476
A. Barry Rand	10,336
Nick Shreiber	0
Archbold D. van Beuren	0
Les C. Vinney	31,150
Charlotte C. Weber	42,476

Director Equity and Cash Retainers

For fiscal 2011, each non-employee director received an annual unrestricted stock retainer valued at approximately $103,500, and an annual cash retainer of $103,500 for his or her services as a member of the Company’s Board of Directors. In addition, the members of the Audit Committee received an annual retainer of $5,000, half of which was paid in unrestricted stock and half in cash, and the chairman of the Audit Committee received an annual retainer of $20,000, half of which was paid in unrestricted stock and half in cash. The chairman of the Compensation and Organization Committee received an annual retainer of $15,000, half of which was paid in unrestricted stock and half in cash, and the chairs of the Governance Committee and Finance and Development Committee received an annual retainer of $10,000, half of which was paid in unrestricted stock and half in cash. The non-executive chairman of the Board was paid an additional annual retainer of $450,000, half of which was paid in unrestricted stock and half in cash. Directors may elect to receive unrestricted stock in lieu of cash payments. In addition, Mr. Dorrance, Ms. Mathew and Mr. Perrin each received $20,000 of additional compensation during fiscal 2011, half of which was paid in unrestricted stock and half in cash, for their service on an ad hoc Board subcommittee on executive leadership which required a significant time commitment.

Deferred Compensation Plans for Non-Employee Directors

Under the Deferred Compensation Plan and the Supplemental Retirement Plan, a non-employee director may elect to defer payment of all or a portion of his or her fees until termination of his or her directorship. Directors participate in the same plans as executives. See page 47 for a description of the material terms of the Deferred Compensation Plan and the Supplemental Retirement Plan.

Stock Ownership Requirements

Under the Company’s Corporate Governance Standards, directors are required to own at least 2,000 Campbell shares within one year of election and 6,000 shares within three years of election.

Additional Arrangements

The Company pays for or provides (or reimburses directors for out-of-pocket costs incurred for) transportation, hotel, food and other incidental expenses related to attending Board and committee meetings or participating in director education programs and other director orientation or education meetings. In addition, non-employee directors are eligible to participate in the Company’s charitable matching gift program, pursuant to which the Company will pay, on a one-to-one basis, up to $3,000 per year in contributions to educational and certain other charitable institutions.

Item 2

Ratification of Appointment of Independent Registered Public Accounting Firm
Your Board of Directors Recommends a Vote “For” This Proposal

The proxy, unless otherwise directed thereon, will be voted for a resolution ratifying action of the Audit Committee, reappointing the firm of PricewaterhouseCoopers LLP (“PwC”) Certified Public Accountants, as independent registered public accounting firm to perform an audit of the financial statements and the effectiveness of internal control over financial reporting of the Company for fiscal 2012. The names of the directors serving on the Audit Committee are indicated on page 15, under the heading “Board Committee Structure.” The vote required for ratification is a majority of shares voting. If the resolution is rejected, or if PwC declines to act or becomes incapable of acting, or if their employment is discontinued, the Audit Committee will appoint other auditors whose continued employment after the 2012 Annual Meeting of the Shareowners will be subject to ratification by the shareowners.

Representatives of PwC will be at the 2011 Annual Meeting to make a statement if they desire to do so and to answer questions.

For fiscal 2011, PwC also examined the separate financial statements of certain of the Company’s foreign subsidiaries and provided other audit and non audit services to the Company in connection with SEC filings, review of quarterly financial statements, debt offerings, accounting consultations, pension plan audits, other agreed-upon procedures reports, tax compliance and tax assistance with tax audits and transfer pricing.

Item 3

Advisory Vote on Executive Compensation
Your Board of Directors Recommends a Vote “For” This Proposal

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires that shareowners be given the opportunity to cast an advisory (non-binding) vote on executive compensation. This vote, commonly known as a “say-on-pay” vote, gives shareowners the opportunity to express their views on named executive officer (“NEO”) compensation during a given fiscal year. Shareowners’ votes are not intended to address any specific item of the compensation program, but rather to address the overall approach to executive compensation at Campbell as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail in the Compensation Discussion and Analysis beginning on page 24, Campbell offers a total compensation package that is designed to attract, motivate and retain talent of the caliber needed to deliver successful business performance in absolute terms and relative to competition. Campbell’s compensation program is designed to link pay to Company, business unit and individual performance. The objectives of the executive compensation program are to:

●	Align the financial interests of the Company’s executives with those of its shareowners, in both the short and long term;

●	Provide incentives for achieving and exceeding the Company’s short-term and long-term goals;

●	Attract, motivate and retain highly competent executives by providing total compensation that is competitive with compensation paid at other well-managed companies in the food, beverage and consumer products industries; and

●	Differentiate the level of compensation paid to executives based on individual and business unit performance, leadership potential, and level of responsibility within the organization. Individual performance is rated based upon demonstrated leadership skills, accomplishment of objectives, business unit or functional accountabilities and personal contributions.

The Committee annually reviews the Company’s compensation strategy, principles and policies, including the apportionment of pay between fixed compensation elements and incentive compensation, and the design of the incentive compensation programs to ensure they achieve the desired objectives. The executive compensation program at Campbell reflects many best practices in governance and executive compensation including:

●	all members of the Compensation and Organization Committee are independent directors within the meaning of the NYSE listing standards;

●	the Compensation and Organization Committee engages and receives advice from an independent compensation consultant who does not perform any services for management;

●	Campbell annually reviews the risk profile of its compensation programs and maintains risk mitigators, such as limits on incentive awards, use of multiple performance measures in incentive plans, and stock ownership guidelines;

●	Campbell’s NEOs are employed “at will” without individual employment contracts;

●	Campbell maintains an insider trading policy that prohibits executive officers from engaging in derivative or hedging transactions in Campbell securities;

●	Campbell eliminated change in control excise tax gross ups for new participants entering into change in control agreements after January 1, 2011;

●	Campbell has stock ownership guidelines for directors and executive officers that promote alignment of their interests with shareowners’ interests;

●	Campbell’s Annual Incentive Plan is designed to award annual bonus payments to its NEOs based on performance. For fiscal 2011 annual incentive payments, the Committee used four measurement areas relating to the Company’s financial, marketplace, operational and strategic objectives for the year to assess performance;

●	Campbell’s long-term incentive program is delivered in a combination of performance-restricted share units and time-lapse restricted share units, with the mix varying by level of responsibility within the organization such that employees with a higher level of responsibility receive a higher percentage of performance-restricted share units; and

●	NEOs have a substantial portion of compensation at risk, based upon the achievement of performance goals for annual incentive payments and the performance goals for long-term incentives.

Please read the entire Compensation Discussion and Analysis beginning on page 24 and review the fiscal 2011 executive compensation tables beginning on page 36 for additional details about Campbell’s executive compensation programs, including detailed information about fiscal year 2011 compensation of the NEOs.

The Board of Directors is asking shareowners to support Campbell’s executive compensation, as disclosed in this proxy statement. The Compensation and Organization Committee and the Board of Directors believe the compensation program effectively implements Campbell’s compensation principles and policies, achieves the Company’s compensation objectives, and aligns the interests of the NEOs and shareowners. Accordingly, the Board of Directors asks shareowners to cast a nonbinding vote “FOR” the following resolution at the 2011 Annual Meeting of Shareowners:

“RESOLVED, that the shareowners of Campbell Soup Company approve, on an advisory basis, the compensation paid to Campbell Soup Company’s named executive officers, as disclosed in the 2011 Proxy Statement pursuant to the Security and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, the executive compensation tables and related narrative discussion.”

Campbell’s executive compensation, as disclosed in this proxy statement, will be deemed approved by shareowners if it receives more votes FOR than votes AGAINST. This vote on executive compensation is advisory, and therefore will not be binding on Campbell Soup Company, the Compensation and Organization Committee or the Board of Directors, and it will not be construed as overruling any decision by the Company or the Board of Directors or creating or implying any change to, or additional fiduciary duties for, the Company or the Board of Directors.

Item 4

Advisory Vote on the Frequency of Future Advisory Votes
on Executive Compensation
Your Board of Directors Recommends a Vote for “One Year” as
the Frequency of Future Advisory Votes on Executive Compensation

The Dodd-Frank Act also requires that shareowners be given the opportunity to indicate how frequently they want to cast a “say on pay” advisory vote on executive compensation, such as the vote called for in Item 3 of this proxy statement. By voting on this proposal, shareowners may indicate whether they would prefer future advisory votes on executive compensation to take place every one, two or three years. This “frequency” vote is advisory in nature, is not binding on the Board of Directors or on the Company, and is required to be held at least once every six years beginning with the 2011 Annual Meeting of Shareowners.

Upon the recommendation of the Compensation and Organization Committee and after careful consideration, the Board of Directors has determined that providing shareowners with the opportunity to cast an advisory vote on executive compensation annually is the most appropriate alternative for Campbell.

In voting on this proposal, shareowners should be aware that it is not a vote “for” or “against” the Board’s recommendation. Rather, shareowners are voting on a preferred voting frequency by choosing the option of one year, two years or three years. Shareowners may also abstain from voting on this proposal. The option that receives a majority of votes cast (or the highest number of votes cast if no option receives a majority) will be considered the shareowners’ preference for the frequency of future advisory votes on executive compensation.

Submission of Shareowner Proposals

Under Rule 14a-8(e) of the Securities Exchange Act of 1934, shareowner proposals intended for inclusion in next year’s proxy statement must be submitted in writing to the Company’s Corporate Secretary at 1 Campbell Place, Camden, New Jersey 08103-1799, and must be received by June 9, 2012.

Any shareowner proposal submitted for consideration at next year’s annual meeting but not submitted for inclusion in the proxy statement must be submitted in writing to the Company’s Corporate Secretary at 1 Campbell Place, Camden, New Jersey 08103-1799, and must be received no earlier than August 19, 2012 and no later than September 18, 2012. Any proposal without the required notice will not be considered properly submitted under the Company’s By-laws. Any proposal that is received by the Company after September 18, 2012, will not be considered filed on a timely basis with the Company under Rule 14a-4(c)(1). For such proposals that are not properly submitted or timely filed, the Company retains discretion to vote proxies it receives. For such proposals that are properly submitted and timely filed, the Company retains discretion to vote proxies it receives, provided: (1) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion; and (2) the proponent does not issue a proxy statement.

Director and Executive Officer Stock Ownership Reports

The federal securities laws require the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s capital stock, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of any securities of the Company.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended July 31, 2011, all the Company’s executive officers, directors and greater-than-ten-percent beneficial owners made all required filings on a timely basis, except for a late filing of a Form 4 report for Bennett Dorrance disclosing a net acquisition of 49 shares from an exercise of stock options. Information necessary for the filing was not provided by a service provider on a timely basis.

Other Matters

The Board of Directors knows of no other matters to be presented for action at the meeting. If other matters come before the meeting, it is the intention of the directors’ proxy to vote on such matters in accordance with his or her best judgment.

Proxies and Voting at the Meeting

The proxy materials are being provided for solicitation of proxies by the Board of Directors for the Annual Meeting of Shareowners of Campbell Soup Company called to be held on November 17, 2011. The mailing address of the Company’s World Headquarters is 1 Campbell Place, Camden, New Jersey 08103-1799.

Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareowners will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

This solicitation of proxies is made on behalf of the Board of Directors of the Company with authorization of the Board, and the Company will bear the cost. Proxy solicitation material will be distributed to shareowners, and employees of the Company may communicate with shareowners to solicit their proxies. Brokers, banks and others holding stock in their names, or in names of nominees, may request and forward proxy solicitation material to beneficial owners and seek authority for execution of proxies, and the Company will reimburse them for their expenses in so doing at the rates approved by the New York Stock Exchange.

When a proxy is returned properly dated and signed, the shares represented thereby, including any shares held under the Company’s Dividend Reinvestment Plan, will be voted by the person named as the directors’ proxy in accordance with each shareowner’s directions. Proxies will also be considered to be confidential voting instructions to the Trustee with respect to shares held in accounts under the Campbell Soup Company 401(k) Retirement Plan. If participants in this plan are also shareowners of record under the same account information, they will receive a single proxy that represents all shares. If the account information is different, then the participants will receive separate proxies. Shareowners of record and participants in the retirement plan may cast their vote by:

(1) using the Internet and voting at the Web site listed on the proxy card or the e-proxy notice;

(2) using the toll-free phone number listed on the proxy solicitation/voting instruction card; or

(3) signing, dating and mailing the proxy card in the enclosed postage paid envelope.

The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedure allows shareowners to appoint a proxy and the retirement plan participants to instruct a plan fiduciary to vote their shares and to confirm that their instructions have been properly recorded. Specific instructions to be followed are set forth on the proxy solicitation/voting instruction card or the e-proxy notice.

Shareowners are urged to cast their votes. If a proxy card is dated, signed and returned without specifying choices, the shares will be voted as recommended by the directors (or, in the case of participants in the retirement plan referred to above, may be voted at the discretion of the Trustee). Shareowners may vote their shares via the Internet or by telephone to the extent described on the proxy card or the e-proxy notice.

A shareowner giving a proxy may revoke it by notifying the Corporate Secretary in writing any time before it is voted. If a shareowner wishes to give a proxy to someone other than the directors’ proxy, all three names appearing on the proxy may be crossed out and the name of another person inserted. The signed proxy card must be presented at the meeting by the person representing the shareowner.

Each shareowner who plans to attend the meeting in person is requested to so indicate in the space provided on the proxy card or as directed when voting by telephone or the Internet. The Company will then be able to mail an admission card to the shareowner in advance of the meeting. Shareowners who do not have admission cards will need to register at the door.

Shareowners Sharing the Same Address

In accordance with notices that we sent to certain shareowners, we are sending only one e-proxy notice or one copy of our annual report and proxy statement to shareowners who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and printing and postage costs. However, if any shareowner residing at such address wishes to receive a separate annual report, proxy statement, or e-proxy notice in the future, he or she may contact the Company’s Corporate Secretary. If you are receiving multiple copies of the annual report and proxy statement or e-proxy notice, you can request householding by contacting the Company’s Corporate Secretary. The contact information is set forth below.

Information About Attending the Meeting

The Annual Meeting of Shareowners will be held this year at the Hilton Stamford Hotel and Executive Meeting Center, One First Stamford Place, Stamford, Connecticut 06902 on Thursday, November 17, 2011. A map and directions appear at the back of this booklet. Doors to the meeting room will open at 1:00 p.m.

To obtain an admission ticket by mail in advance and avoid registration lines at the door, simply indicate that you plan to attend the meeting by marking the appropriate box on the proxy card and returning it in the envelope provided or by requesting an admission card when voting over the Internet or by phone. If you do not wish to send the proxy card, you may obtain an admission card by sending a written request in the envelope. Shareowners who do not have admission cards will need to register at the door.

If you do not own shares in your own name, you should have your broker or agent in whose name the shares are registered call (856) 342-8590, fax (856) 342-3889, or write to the Office of the Corporate Secretary at 1 Campbell Place, Camden, NJ 08103-1799 to request a ticket before November 4, 2011. Otherwise you must bring proof of ownership (e.g., a broker’s statement) in order to be admitted to the meeting. You will also need a government-issued photographic identification to be admitted.

It is important that your shares be represented and voted at the meeting. Please vote via the Internet or by phone or fill out, sign, date and return the accompanying proxy card as soon as possible, regardless of whether you plan to attend the meeting.

By order of the Board of Directors,

Kathleen M. Gibson
Vice President and Corporate Secretary

Camden, New Jersey
October 7, 2011

Appendix A for 2011 Proxy Statement

Note:  The documents listed above are also available on the Company’s Web site (www.campbellsoupcompany.com) in the governance section. The Company’s Code of Business Conduct and Ethics and the charters for the four standing committees of the Board are also posted on the same Web site.

Campbell Soup Company
Corporate Governance Standards

October 1, 2011

Composition of the Board and Qualifications of Directors

1.	Pursuant to the Company’s By-Laws, the Board currently consists of 16 directors. A substantial majority of the Board shall be composed of directors who meet the requirements for independence established by the New York Stock Exchange. The Board shall make a determination at least annually as to the independence of each director, in accordance with standards that are disclosed to the shareowners.

2.	All directors should be persons of the highest integrity, who abide by exemplary standards of business and professional conduct. Directors should possess the skills and judgment, and the commitment to devote the time and attention, necessary to fulfill their duties and responsibilities.

3.	Directors are elected by the shareowners at the Annual Meeting of Shareowners for a one-year term, to serve until the next Annual Meeting. In the event of vacancies on the Board, the Board may elect directors to serve until the next Annual Meeting.

In any uncontested election of directors, a director nominee who receives more votes “withheld” than votes “for” his or her election shall immediately tender his or her resignation. The Board will accept the resignation unless there is a compelling reason for the director to remain on the Board, and will promptly disclose the action it has taken and the reasons for it.

4.	The Chief Executive Officer is currently the only employee of the Company nominated by the directors to serve on the Board. The Board believes that, as a general rule, former Campbell executives should not serve as directors of the Company.

5.	The Board believes that service on the boards of other companies, and of civic and charitable organizations, enhances the experience and perspective of directors, but may also limit their time and availability. To ensure that all members of the Board have sufficient time to devote proper attention to their responsibilities as directors of the Company, the Governance Committee shall annually review the other board commitments of each director on a case-by-case basis.

6.	No person may serve as a director if he or she is employed by a major supplier, customer or competitor of Campbell. In addition, no person may serve as a director if he or she, or a member of his or her immediate family (as defined in the Listing Standards of the New York Stock Exchange), is an executive officer of another company for which an executive officer of Campbell serves on the compensation committee of the board of directors, or of a non-for-profit organization that receives substantial contributions from Campbell or the Campbell Soup Foundation.

7.	A director shall notify the Chair of the Governance Committee prior to accepting an invitation to serve on the board of another company or to become affiliated with another business entity. The Governance Committee or its designee shall evaluate and advise the Board whether, by reason of conflicts in regular meeting schedules or business or competitive considerations, simultaneous service on the other board or affiliation with the other entity may impede the director’s ability to fulfill his or her responsibilities to Campbell. The Governance Committee shall also administer and apply the Board’s Policy Concerning Transactions with Related Persons.

8.	A director who changes his or her principal employment, position, or professional role or affiliation following election or re-election to the Board shall tender his or her resignation for consideration by the Governance Committee and decision by the Board.

9.	Directors are required to own at least 2,000 Campbell shares within one year of election, and 6,000 shares within three years of election.

10.	The Board believes that the judgment as to the tenure of an individual director should rest on an assessment by the Governance Committee of his or her performance and contributions to the Board. Accordingly, there is no predetermined limit on the number of one-year terms to which a director may be re-elected prior to his or her 72nd birthday. No person may stand for election to the Board after age 72.

Responsibilities of Directors

11.	The Board believes that the primary responsibilities of directors are to exercise their business judgment in good faith, to act in what they reasonably believe to be the best interest of all shareowners, and to ensure that the business of the Company is conducted so as to further the long-term interests of its shareowners.

12.	Directors shall receive and review appropriate materials in advance of meetings relating to matters to be considered or acted upon by the Board and its committees. Directors are expected to prepare for, attend and participate actively and constructively in all meetings of the Board and of the committees on which they serve.

13.	Directors are expected to become and remain well informed about the business, performance, operations and management of the Company; general business and economic trends affecting the Company; and principles and practices of sound corporate governance.

14.	In consultation with the Governance Committee, management shall provide programs for director orientation in which all new directors are expected to participate, and information to all directors about programs for continuing director education in areas of importance to the Company.

15.	A director shall not participate in the discussion of or decision on any matter in which he or she has a personal, business or professional interest other than his or her interest as a shareowner of the Company. Directors shall promptly inform the Chairman of the Board regarding any actual or potential conflict of interest.

Composition of Board Committees

16.	The Board shall establish such standing committees as it deems appropriate and in the best interests of the Company. The current standing committees of the Board are the Audit Committee, the Compensation and Organization Committee, the Finance and Corporate Development Committee, and the Governance Committee.

17.	The Governance Committee shall recommend and the Board shall appoint, annually and as vacancies or new positions occur, the members of the standing committees and the committee chairs. The Governance Committee shall annually review the membership of the committees, taking account of both the desirability of periodic rotation of committee members and the benefits of continuity and experience in committee service.

18.	All members of the Audit, Governance, and Compensation and Organization Committees shall meet the independence requirements of the New York Stock Exchange.

19.	Directors who serve on the Audit Committee shall also meet the requirements as to independence, experience and expertise for audit committee members established by the New York Stock Exchange and applicable laws and regulations. At least one member of the Audit Committee shall be an audit committee financial expert as defined by the rules of the U.S. Securities and Exchange Commission.

20.	No member of the Audit Committee shall simultaneously serve on the audit committees of more than two other public companies.

Board Operations

21.	The Board shall determine the number of regular meetings to be scheduled each year, and shall meet more frequently as circumstances may require.

22.	The Governance Committee shall recommend and the Board shall appoint, annually and as vacancies occur, a Chairman of the Board. When the Chief Executive Officer of the Company also holds the position of Chairman of the Board, the Chair of the Governance Committee will serve as the Lead Director to preside at executive sessions of non-management directors and provide oversight for the effective functioning of the Board.

23.	Upon consultation with the Chief Executive Officer, the Chairman shall annually establish an agenda of the matters that are expected to be considered and acted upon by the Board during the following year. The annual schedule shall be provided to the full Board for review and comment. In addition, the CEO shall review with the Chairman of the Board, prior to each Board meeting, the agenda for the meeting and the nature and scope of the materials that will be furnished to the directors in advance of the meeting.

24.	The agenda will provide for an executive session of non-management directors (as defined by the New York Stock Exchange) at every regularly scheduled Board meeting and for an executive session of independent directors at least once a year. The Chairman of the Board, or, when appropriate, the Chair of the Governance Committee, acting in the capacity of Lead Director, shall preside at executive sessions.

25.	Directors shall have unfettered access to management and employees of the Company and to its inside and outside counsel and auditors. Executive officers and other senior management are expected to be present at Board meetings at the invitation of the Board.

26.	The Board shall establish methods by which interested parties may communicate directly with the Chairman or Lead Director, or with the non-management directors as a group, and shall cause such methods to be disclosed in the proxy statement.

27.	The Board and each of its committees are authorized to retain such independent legal, financial or other advisors as they may deem necessary or appropriate to carry out their duties.

28.	Directors’ fees (including, in the case of a non-executive Chairman of the Board, the Chairman’s annual retainer and any additional compensation approved by the Board) will be the sole compensation that any director who is not an employee of Campbell receives, directly or indirectly, from the Company. The form and amount of director compensation shall be based on principles recommended by the Governance Committee and adopted by the Board, and shall be reviewed annually by the Governance Committee. The current principles provide that annual director compensation shall be set at the median of a group of 23 food and consumer products companies, and shall be delivered 50% in unrestricted Campbell shares and 50% in cash unless a director elects to receive his or her compensation entirely in the form of Campbell stock.

29.	The Governance Committee shall be furnished annually with a report identifying any charitable contributions or pledges made by the Company during the last year, in the aggregate amount of $25,000 or more, to any entity for which a director serves as an executive officer.

Committee Operations

30.	Each standing committee of the Board will have a charter that is approved by the Board and sets forth the purposes, duties and responsibilities of the committee. At least annually, the members of each committee will evaluate the adequacy of the committee’s charter, and will conduct an evaluation of its performance and effectiveness in fulfilling the duties and responsibilities set forth in the charter.

31.	The chair of each standing committee, in consultation with management, shall annually establish agendas of the matters that are expected to be considered and acted upon by the committee during the following year. The annual schedule shall be provided to committee members for review and comment. Management will review with the chair of each committee, prior to each meeting, the agenda for the meeting and the nature and scope of the materials that will be furnished to the committee members in advance of the meeting.

32.	The chair of each committee shall report to the Board following each meeting of the committee on the principal matters reviewed or approved by the committee and its recommendations as to actions to be taken by the Board. All directors will receive copies of all minutes of standing committee meetings.

33.	The Audit Committee shall have the sole authority and responsibility to select, appoint, evaluate and replace the Company’s independent auditors, subject only to ratification by the shareowners, and to approve audit engagement fees and terms. The Audit Committee shall approve in advance all audit services and all permissible non-audit services to be provided by the independent auditors.

34.	The Audit Committee shall meet periodically with senior management, the internal auditors, and the Company’s independent auditors, in separate executive sessions.

35.	The Governance Committee shall have sole authority to retain and terminate any search firm used to assist in the identification of director candidates, and any compensation consultant retained to assist in the design or evaluation of director compensation, including sole authority to approve their fees and other retention terms.

36.	The Governance Committee shall lead the Board in an annual self-evaluation of the performance and effectiveness of the Board and its committees, and shall report the results of the evaluation to the shareowners in the proxy statement. The Governance Committee shall also assess, on the basis of established criteria, the performance of each director standing for re-election at the next Annual Meeting of Shareowners.

37.	The Compensation and Organization Committee shall have sole authority to retain and terminate any compensation consultant used to assist in the design or evaluation of executive compensation for the Chief Executive Officer or senior management, including sole authority to approve the consultant’s fees and other retention terms.

Oversight of the Business and Management

38.	The Board shall review and approve fundamental financial and business strategies and major corporate actions and an annual operating plan that integrates strategic plan milestones, and regularly evaluate business performance and results in light of the operating plan.

39.	The Board shall develop principles and policies for the selection of the Chief Executive Officer and the assessment of his or her performance. The Compensation and Organization Committee shall lead the Board at least annually in an evaluation of the performance of the CEO. The results of the evaluation shall be reviewed in one or more meetings of non-management directors at which the CEO is not present.

40.	The Compensation and Organization Committee shall recommend to the Board plans and policies regarding the succession of the CEO in the event of an emergency or the CEO’s retirement. The CEO shall provide to the Board, on an ongoing basis, recommendations regarding a successor to be appointed in such an event.

41.	The Chief Executive Officer will report at least annually to the Compensation and Organization Committee his or her evaluation of the senior management of the Company.

42.	The Chief Executive Officer will report annually to the Compensation and Organization Committee on the Company’s executive organization and principal programs for management development and planning for executive succession. The Committee will evaluate and report annually to the Board on the effectiveness of these processes.

43.	The Board shall approve a Code of Business Conduct and Ethics applicable to directors, officers and employees of the Company, which prohibits retaliation in any form against anyone who reports suspected violations. Any amendments to the Code or waivers of its provisions for directors or executive officers shall be approved by the Audit Committee and promptly disclosed to shareowners.

Executive Compensation

44.	With input from the other independent directors, the Compensation and Organization Committee shall annually approve the corporate goals and objectives relevant to the compensation of the Chief Executive Officer. The CEO will report to the Board on progress in achieving these goals. Together with the other independent directors, the Compensation and Organization Committee shall determine the CEO’s compensation based on the Board’s evaluation of his or her performance in light of these goals and objectives.

45.	All equity-based compensation plans shall be approved by the shareowners.

46.	Incentive compensation plans will be based on principles and policies for executive compensation recommended by the Compensation and Organization Committee and approved by the Board.

47.	By the terms of the shareowner-approved incentive plan, stock options may not be repriced.

48.	Pursuant to the Company’s program relating to ownership of Campbell stock by executives, approximately the 35 most senior executives of the Company must retain a portion of the equity compensation they receive until they own Campbell stock valued at varying amounts ranging from two to six times base salary, depending upon their positions. Restricted stock and stock options, including vested stock options, do not count toward satisfaction of this requirement.

Shareowners

49.	All shareowners have equal voting rights.

50.	The Board will develop, approve and annually review Corporate Governance Standards that are disclosed each year to shareowners in the proxy statement.

STANDARDS FOR THE DETERMINATION OF
DIRECTOR INDEPENDENCE

A director shall be considered independent if the Board determines that the director does not have, directly or indirectly, any material relationship with the Company. In making this determination the Board shall broadly consider all relevant facts and circumstances.

Under the Company’s Corporate Governance Standards, directors’ fees are the sole compensation that any director who is not an employee of Campbell may receive, directly or indirectly, from the Company. The Board has established the following additional standards to assist it in determining director independence. For the purposes of these standards, the term “immediate family member” shall have the meaning given in the Listing Standards of the New York Stock Exchange.

1.	A director will not be considered independent if, within the preceding three years:

(a)	the director was employed by the Company, or an immediate family member of the director was employed as an executive officer of the Company;

(b)	the director or an immediate family member of the director received direct compensation from the Company exceeding $120,000 during any twelve-month period, other than (i) director or committee fees, (ii) pension or other forms of deferred compensation for prior service that are not contingent on continued service, (iii) compensation for former service as an interim chairman or CEO, or (iv) compensation received by an immediate family member for services as a non-executive employee of the Company.

(c)	the director or an immediate family member of the director was a partner or employee of the Company’s present or former independent auditor and personally worked on the Company’s audit;

(d)	an executive of Campbell served on the compensation committee of the board of directors of another company that employed the director or a member of the director’s immediate family as an executive officer;

(e)	the director is an employee or executive officer of, or an immediate family member of the director is an executive officer of, another company that does business with Campbell, and the annual sales to or purchases from that company account for the greater of $1 million or 2% of such company’s gross revenues; or

(f)	the director is an executive officer of another company that is indebted to Campbell, or to which Campbell is indebted, and the total amount of either company’s indebtedness to the other exceeds 1% of the total consolidated assets of the company where the director serves as an executive officer.

2.	A director will not be considered independent if:

(a)	the director is a current employee or an immediate family member of the director is a current partner of a firm that is the Company’s independent auditor; or

(b)	the director has an immediate family member who is a current employee of the Company’s independent auditor and who personally works on the Company audit.

3.	A director who serves as an executive officer of a not-for-profit entity shall not be considered to have a material relationship with the Company if the discretionary contributions made to the entity by Campbell or the Campbell Soup Foundation (excluding matching grants) during the preceding three years are less than $25,000 or 2% (whichever is greater) of the entity’s most recent publicly available operating budget.

4.	With respect to any relationship that is not covered by the guidelines in paragraphs 1 and 2 above, the members of the Board who satisfy the standards for independence set forth in those guidelines shall make a determination, based on all relevant facts and circumstances, as to whether or not the relationship is material, and therefore whether the director who has the relationship shall be considered independent. The Company will disclose and explain the basis for any determination that such a relationship is not material in its next proxy statement. The Company will also disclose and explain the basis for any determination of independence for a director who does not satisfy the guidelines in paragraphs 1, 2 and 3 above.

Pursuant to the requirements of U.S. law, the Company does not make any personal loans or extensions of credit to any director, or any arrangements for the extension of credit to any director.

The Company’s conflicts of interest policy requires the disclosure of any personal interest, influence, relationship or other situation that might constitute or be perceived as a potential conflict of interest. Each director is required annually to submit a signed statement attesting to his or her awareness of and compliance with this policy. In addition, under the Company’s Corporate Governance Standards, directors are required promptly to inform the Chairman of the Board regarding any actual or potential conflict of interest.

COMMUNICATING CONCERNS TO THE BOARD OF DIRECTORS

Any person who has a concern about Campbell’s governance, corporate conduct, business ethics or financial practices may communicate that concern to the Board of Directors. Concerns may be submitted in writing to the Chairman of the Board or to the non-management directors as a group in care of the Office of the Corporate Secretary at the Company’s headquarters, or by email to directors@campbellsoup.com. Concerns may also be communicated to the Board by calling the following toll-free Hotline telephone number in the U.S. and Canada: 1-800-210-2173. To place toll-free calls from other countries in which the Company has operations, please see the instructions listed in the governance section of the Company’s Web site at www.campbellsoupcompany.com. Any concern relating to accounting, internal accounting controls or auditing matters will be referred both to the Chairman and to the Chair of the Audit Committee.

Campbell policy prohibits the Company and any of its employees from retaliating in any manner, or taking any adverse action, against anyone who raises a concern or helps to investigate or resolve it. However, anyone who prefers to raise a concern in a confidential, anonymous manner may do so by calling the Hotline.

Concerns communicated to the Board will be addressed through the Company’s regular procedures for addressing such matters. Depending upon the nature of the concern, it may be referred to the Company’s Internal Audit Department, the Legal or Finance Department, or other appropriate departments. As they deem necessary or appropriate, the Chairman of the Board or the Chair of the Audit Committee may direct that certain concerns communicated to them be presented to the Audit Committee or the full Board, or that they receive special treatment, including the retention of outside counsel or other outside advisors.

The status of concerns communicated to the Board will be reported periodically to the Chairman and/or the Chair of the Audit Committee, as appropriate.

DIRECTIONS AND MAP
Hilton Stamford Hotel and Executive Meeting Center
One First Stamford Place
Stamford, CT 06902

DIRECTIONS

From the North:  Take Interstate 95 South to Exit 6 — West Avenue. Turn left at the light and make an immediate left at the next light. Merge onto I-95 North via the ramp on the left. Take Exit 7 Greenwich Avenue. Make a right at the end of the ramp and then an immediate right onto First Stamford Place. Proceed over the speed bumps and at the stop sign, turn left into the Hotel entrance.

From East or West:  Take Merritt Parkway/CT Route 15 to Exit 34 — Long Ridge Road/CT Route 104. Follow CT Route 104 South for two miles. Turn right onto Cold Spring Road/CT Route 137 and proceed almost two miles to Tresser Boulevard. Turn right onto Tresser Blvd/US Route 1 and then turn left onto Greenwich Avenue. Continue straight under the Interstate 95 overpass. Turn right onto First Stamford Place. Proceed over the speed bumps and at the stop sign, turn left into the Hotel entrance.

From the South:  Take Interstate 95 North to Exit 7-Greenwich Avenue. Make a right at the end of the ramp and an immediate right onto First Stamford Place. Proceed over the speed bumps and at the stop sign, turn left into the Hotel entrance.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by Internet or telephone must be received by 1:00 a.m. Eastern Time on November 17, 2011.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/cpb • Follow the steps outlined on the secured website.

Vote by telephone
    •   Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch-tone telephone. There is NO CHARGE to you for the call.

    •   Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼
A	Proposals — The Board of Directors recommends a vote FOR all nominees, FOR Items 2 and 3 and EVERY YEAR for Item 4.

1.	Election of Directors:	01 — Edmund M. Carpenter	02 — Paul R. Charron	03 — Bennett Dorrance	04 — Lawrence C. Karlson	+
		05 — Randall W. Larrimore	06 — Mary Alice D. Malone	07 — Sara Mathew	08 — Denise M. Morrison
		09 — William D. Perez	10 — Charles R. Perrin	11 — A. Barry Rand	12 — Nick Shreiber
		13 — Tracey T. Travis	14 — Archbold D. van Beuren	15 — Les C. Vinney	16 — Charlotte C. Weber

☐	Mark here to vote FOR all nominees	01	02	03	04	05	06	07	08
☐	Mark here to WITHHOLD vote from all nominees	☐	☐	☐	☐	☐	☐	☐	☐
		09	10	11	12	13	14	15	16
☐	For All EXCEPT — To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐

		For	Against	Abstain			1 Yr	2 Yrs	3 Yrs	Abstain
2.	Ratification of appointment of the Independent Registered Public Accounting Firm.	☐	☐	☐	4.	Advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐
3.	Advisory vote on executive compensation.	☐	☐	☐
B	Non-Voting Items

Change of Address — Please print new address below.
	Mark this box with an X to obtain a ticket of admission to the meeting.	☐
C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

DIRECTIONS
Hilton Stamford Hotel and Executive Meeting Center
One First Stamford Place
Stamford, CT 06902
From the North: Take Interstate 95 South to Exit 6 - West Avenue. Turn left at the light and make an immediate left at the next light. Merge onto I-95 North via the ramp on the left. Take Exit 7 Greenwich Avenue. Make a right at the end of the ramp and then an immediate right onto First Stamford Place. Proceed over the speed bumps and at the stop sign, turn left into the Hotel entrance.
From East or West: Take Merritt Parkway/CT Route 15 to Exit 34 - Long Ridge Road/CT Route 104. Follow CT Route 104 South for two miles. Turn right onto Cold Spring Road/CT Route 137 and proceed almost two miles to Tresser Boulevard. Turn right onto Tresser Blvd/US Route 1 and then turn left onto Greenwich Avenue. Continue straight under the Interstate 95 overpass. Turn right onto First Stamford Place. Proceed over the speed bumps and at the stop sign, turn left into the Hotel entrance.
From the South: Take Interstate 95 North to Exit 7-Greenwich Avenue. Make a right at the end of the ramp and an immediate right onto First Stamford Place. Proceed over the speed bumps and at the stop sign, turn left into the Hotel entrance.
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — CAMPBELL SOUP COMPANY
This Proxy is Solicited on Behalf of the Board of
Directors for the Annual Meeting on November 17, 2011
The undersigned hereby appoints Denise M. Morrison, or, in her absence, Ellen O. Kaden or, in the absence of both of them, Kathleen M. Gibson, and each or any of them, proxies with full power of substitution in each, to vote all shares the undersigned is entitled to vote, at the Annual Meeting of Shareowners of Campbell Soup Company to be held at Hilton Stamford Hotel and Executive Meeting Center, One First Stamford Place, Stamford, Connecticut 06902, at 2:00 p.m., Eastern Time on November 17, 2011, and at any adjournments thereof, on all matters coming before the meeting, including the proposals referred to on the reverse side hereof. If the undersigned is a participant in the Campbell Soup Company 401(K) Retirement Plan (the “Plan”), then the undersigned hereby directs the respective trustee of the Plan to vote all shares of Campbell Soup Company Stock in the undersigned’s Plan account at the aforesaid Annual Meeting and at any adjournments thereof, on all matters coming before the meeting, including the proposals referred to on the reverse side hereof.
If address change has been made, mark appropriate box on the reverse side of this card.
Your shares will be voted as recommended by the Board of Directors (or, in the case of shares held in the Plan, will be voted at the discretion of the trustee) unless you otherwise indicate in which case they will be voted as marked.
To vote in accordance with the Board of Directors’ recommendations just sign the reverse side; no boxes need to be marked. If you do not vote by telephone or over the Internet, please fold and return your proxy card promptly using the enclosed envelope.